Exhibit 10.30

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is dated as of March 6, 2014 by and between F. Greek Development having an office at 33 Cotters Lane, East Brunswick, New Jersey 08816 (“Landlord”) and the Tenant named in the Lease Agreement Summary having an address as noted in the Lease Agreement Summary.

LEASE AGREEMENT SUMMARY

Defined Lease Terms:

Tenant:	PharMEDium Services, LLC

Tenant’s representative:	Thomas Cosentino, Vice President Supply Chain and Field Operations

Tenant’s address:	36 Stults Road, South Brunswick, New Jersey 08810

Building:	That building to be constructed to by Landlord, at Landlord’s expense, pursuant to Building plans and specifications to be mutually agreed upon, with an address of 36 Stults Road, South Brunswick, New Jersey 08810 (the “Building”) containing approximately 65,700 rentable square feet, situated on a portion of that certain real property identified as Lot 12.02 in Block 10 on the tax map of the Township of South Brunswick. The Building is to be generally as depicted on Schedule A.

Leased Premises:	The Land (as defined below) and the Building (as defined above) containing approximately 65,700 rentable square feet, including the exclusive right to the use of the parking areas, walks, drives serving the Building, as will be shown on final site plan approved by the Township of South Brunswick a copy of which will be attached as Schedule A-1. The number of rentable square feet in the Leased Premises shall be calculated following completion of construction in accordance with Method A of Industrial Buildings: Standard Methods of Measurement (ANSI/BOMA Z65.2 – 2012). Notwithstanding the foregoing, in no event shall Base Rent be charged on any rentable square footage in excess of 65,700 square feet.

Land:	The real property described in Schedule A-1.

Tenant’s Proportionate Share:	100%

Lease Term:	Ten (10) years (plus the partial month, if any, in which the Commencement Date occurs) commencing on the Commencement Date and ending midnight on the last day of the calendar month in which the tenth (10th) anniversary of the Commencement Date occurs. The Lease Term shall include the initial term as set forth in the preceding sentence and any applicable Renewal Lease Term. In the event that the Commencement Date is not the first day of a month, the partial month in which the Commencement Date occurs shall be added to and become a part of the first twelve months of the Term. For purposed of this Lease the “Commencement Date” will be the earlier of (i) in the event that Tenant engages F. Greek Development to construct all of the Tenant’s interior improvements, the date of issuance of a certificate or temporary or conditional certificate of occupancy for the Building which will allow Tenant to occupy the entire Building for the conduct of its business and (ii) in the event that Tenant does not engage F. Greek Development to construct all of the Tenant’s interior improvements, the date that is four (4) months following the date the shell for the Building is completed by Landlord, subject to extension for delay caused by Landlord’s activities in the Building or on the Leased Premises which interfere with Tenant’s construction of the interior improvements. In the event that Tenant determines, in its reasonable discretion, that Landlord’s activities in the Building or on the Leased Premises are interfering with Tenant’s construction of the interior improvements, Tenant shall give Landlord telephone notice of such determination and Landlord shall cause such activities to cease within 24 hours. Thereafter the parties shall attempt in good faith to resolve their dispute. If the parties cannot resolve their dispute within two (2) business days, the procedures set forth in Subparagraph 5(a)(2) of this Lease, as applicable, may be invoked by either party. Tenant does not waive the remedy of injunctive relief. Notwithstanding the foregoing, The provisions of this paragraph are subject and subordinate to the provisions of Paragraph 2(e) regarding early access for the purpose of construction and installation prior to completion of the shell of the Building, and no delay in construction or installation by Tenant prior to completion of the shell of the Building shall be the basis for a claim for extension of the Commencement Date pursuant to this paragraph.

Landlord Improvements:	The improvements described in Schedule B attached hereto, which shall be performed at Landlord’s sole cost and expense.

Base Rent:

Months	Annual Rate Per Sq. Ft.	Annual Base Rent	Monthly Base Rent
1 – 2	$6.20	$407,340.00	$33,945.00
13 – 24	$6.36	$417,852.00	$34,821,00
25 – 26	$6.51	$427,707.00	$35,642.25
37 – 48	$6.68	$438,876.00	$36,573.00
49 – 60	$6.84	$449,388.00	$37,449.00
61 – 72	$7.01	$460,557.00	$38,379.75
73 – 84	$7.19	$472,383.00	$39,365.25
85 – 96	$7.37	$484,209.00	$40,350.75
97 – 108	$7.55	$496,035.00	$41,336.25
109 – 120	$7.74	$508,518.00	$42,376.50

Initial Estimated Monthly Additional Rent Payments: (estimates only and subject to adjustment to actual costs and expenses according to the provisions of this Lease)	1. Utilities: 2. Operating Expenses/ Repairs & Maint.: 3. Taxes: 4. Insurance: 5 Management Fee 6. Roof Maintenance: 7. Environmental Inspections	To be paid separately in accordance with Paragraph 6 herein. $ TBD/month $ 5,256.00/month $ 273.75/month NONE $1,095.00/month $ 500.00/annum	($ /sq.ft./annum) ($0.96/sq.ft./annum) ($0.05/sq.ft./annum) ($0.20/sq.ft./annum)

Initial Estimated Monthly Operating Expense Payments:	$6,624.75/month ($1.21/sq.ft./annum)

Initial Monthly Base Rent and Operating Expense Payments:	$40,569.75/month

Security Deposit:	NONE

Renewal Option:	Three (3) renewal options for a Renewal Lease Term each of five (5) years at the then fair market value commencing upon expiration of the then current Lease Term or Renewal Lease Term, as applicable, and subject to the conditions set forth in Paragraph 35 of this Lease.

Broker:	Colliers International as Tenant broker.

Addenda:	Schedule A Schedule A-1 Schedule B Schedule C Schedule D Schedule E Schedule F	- Concept Plan for Building and Site Improvements

-     Legal Description of Land

-     Landlord Improvements

-     Landlord’s Subordination and Consent

-     Intentionally Omitted

-     Operating Expense Exclusions

-     Construction Provisions

Tenant’s NAICS Code:	3254124

Neither the preparation nor the delivery of this Lease to Tenant (or its legal counsel) for examination shall be deemed to be an offer by Landlord to lease the Leased Premises to Tenant. Rather, such preparation and/or delivery shall be merely a part of the negotiations between Landlord and Tenant. The signature of this Lease by Tenant and delivery of the signed Lease to Landlord shall be deemed to constitute an offer by Tenant to lease the Leased Premises from Landlord upon the terms and conditions contained in such signed Lease, which offer may be accepted or rejected by Landlord in its sole and absolute discretion. Landlord’s acceptance of Tenant’s offer to lease shall only be by the signature of this Lease by Landlord and delivery of a fully signed Lease to Tenant (or its legal counsel). Landlord shall have no obligation or liability to Tenant whatsoever until such time as Landlord has signed and delivered a copy of this Lease to Tenant (or its legal counsel) and all conditions precedent to Landlord’s obligations, if any, have been satisfied or waived.

WITNESSETH:

WHEREAS, terms used in this Lease as capitalized defined terms shall have the meanings ascribed to such terms in the Lease Agreement Summary unless defined herein to the contrary, and

WHEREAS, Landlord is the contract purchaser of the Land described in Schedule A-2 on which the Building is to be situated and located on the Land described in the Lease Agreement Summary, and

WHEREAS, Landlord intends to lease to Tenant the Leased Premises located within said Building;

NOW, THEREFORE, in consideration of the rents reserved and the covenants herein, and the parties mutually intending to be legally bound hereby, Landlord does demise, lease and let unto Tenant; and Tenant does rent and take from Landlord, the Leased Premises, and Landlord and Tenant do hereby covenant and agree as follows:

1. LEASED PREMISES.

(a) The Leased Premises shall consist of the Land and the Building (to be constructed and generally as shown on the concept plan (“Concept Plan”) attached as Schedule A) as described in the Lease Agreement Summary. The Building (which for this purpose shall include the parking lot and other improvements described in Schedule B) is to be constructed by Landlord, at Landlord’s expense unless otherwise expressly provided herein, in accordance with the Outline Specifications attached to this Lease as Schedule B. Tenant shall have exclusive access to and use of the walks, drives and parking areas of the Land. Notwithstanding the foregoing, Tenant shall have no rights to the use of or access to the roof of the Building except to the extent required for HVAC maintenance or repair, or, unless expressly provided herein with regard to signage, to use of the exterior walls of the Building, all of which are reserved to Landlord.

(b) In connection with Tenant’s access to and use of the roof of the Building for the purposes of installation, maintenance, repair and/or replacement of HVAC equipment, Tenant acknowledges and agrees that (i) notwithstanding the provisions of Paragraph 5A which requires Landlord to maintain, repair and replace the roof of the Building (including, without limitation, the roof structure and roof membrane), Tenant shall be responsible to reimburse Landlord as Additional Rent (in addition to the payment of the Roof Maintenance Fee) for any reasonable out-of-pocket costs incurred by Landlord in performing any roof repairs or replacements resulting from any act or omission of Tenant or any of Tenant’s contractors in the course of, or directly arising out of the installation, maintenance or repair of Tenant’s roof mounted HVAC equipment, (ii) the installation of roof mounted HVAC equipment by Tenant shall include installation of walkway pads as required to prevent damage to the roof membrane, and (iii) all work relating to the installation of Tenant’s HVAC equipment which involves the roof membrane, including, without limitation, any roof penetration(s), shall be performed by a certified roofing contractor subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be performed so as to preserve the effectiveness of the roof warranty.

2. TERM OF LEASE.

(a) Landlord and Tenant intend that this Lease shall be binding and effective as of the date set forth above. Notwithstanding the foregoing, except for performance and payment obligations which by their nature are to be performed prior to the Commencement Date, such as, but not limited to, payment of first month’s rent pursuant to paragraph 5(a), right to early access pursuant to Paragraph 2(f) and the performance obligations in connection with construction of the Building and other site improvements pursuant to Schedule F, the payment and performance obligations of Tenant and Landlord shall begin as of the Commencement Date.

(b) Landlord leases unto Tenant and Tenant hires the aforementioned Leased Premises for the Lease Term as set forth in the Lease Agreement Summary and any Renewal Lease Term, if applicable.

(c) If Landlord is unable to give possession of the Leased Premises Delivery Date set forth in paragraph 6 of Schedule F the Tenant shall have the remedies available to it in Paragraph 42 and in Schedule F in addition to any other remedies available to it at law or in equity.

(d) Within three (3) business days of Tenant taking occupancy, or Landlord tendering possession, of the Leased Premises, Landlord and Tenant shall execute a Commencement Date Certificate memorializing the commencement date and expiration date of the initial Lease Term subject to standard “punch list” items customary for new construction.

(e) Notwithstanding the foregoing or any other provision of this Lease to the contrary, this Lease is subject to the condition that the Building and the common areas be completed in accordance with the Outline Specifications attached as Schedule B. Landlord shall prepare final plans and specifications for the Building (“Final Plans”) which shall conform substantially to the Outline Specifications and be subject to the approval, in writing, of by Landlord and Tenant, such approval not to be unreasonably withheld, conditioned or delayed, and after such approval the Final Plans shall be deemed incorporated as part of this Lease by reference and replacing Schedule B. Construction of the Building shall be completed in a timely manner and in substantially as provided in the Final Plans and the Preliminary Construction Schedule which is part of the Construction Provisions attached to this Lease as Schedule F.

(f) Providing that Tenant does not interfere with the performance of any of Landlord’s contractors, Tenant shall be permitted immediate access to the Leased Premises for the purpose of construction of Tenant specific tenant improvements and the installation of Tenant’s personal property, including, but not limited to, furniture, fixtures and equipment. During the period of such access by Tenant (i) Tenant releases Landlord for any loss or damage to any of Tenant’s personal property in the Leased Premises, from any cause whatsoever, including, without limitation, fire or theft and acknowledges its obligation to insure against such loss or damage, and (ii) Tenant shall indemnify and defend Landlord against any and all claims, losses, expenses or liability(ies) arising from any injury (including death) to any of Tenant’s employees, or Tenant’s contractor’s or subcontractor’s employees, and any property damage occurring during the performance of any of Tenant’s work at the Leased Premises and (iii) shall carry or cause others to carry liability insurance against any such personal injury or property damage naming Landlord as an additional insured. Notwithstanding anything therein to the contrary, the foregoing release and indemnification set forth in clauses (i) and (ii) of this Paragraph 2(f) shall not extend to any claims, losses, expenses or liability(ies) (1) arising from occurrences for which Landlord indemnifies Tenant as provided in Paragraph 8(f) or (2) resulting from the gross negligence of Landlord or its agents, servants, employees or contractors. Tenant’s access shall be without liability for payment of Rent, taxes, Landlord’s insurance, Operating Expenses (as hereafter defined) or utilities, liability for all of which shall start as of the Commencement Date. In the event that Landlord determines, in its reasonable discretion, that the performance of Tenant’s work is interfering with Landlord’s contractors, including, without limitation, by reason of labor disharmony, Landlord may give Tenant telephone notice of such determination and Tenant shall cause such work or storage to cease within 24 hours. Thereafter the parties shall attempt in good faith to resolve their dispute. If the parties cannot resolve their dispute within two business days, the procedures set forth in Section 5(a)(2) of this Lease, as applicable, may be invoked by either party.

3. BASE RENT.

(a) The annual Base Rent during the Lease Term of this Lease shall as set forth in the Lease Agreement Summary, and during any Renewal Lease Term shall be as calculated pursuant to Paragraph 35 below, and shall be payable by Tenant in equal monthly installments on or before the first day of each month, in advance. Tenant shall pay the first monthly installment, or portion thereof for an occupancy of less than one month, on the Commencement Date. Proration of Base Rent for an occupancy of less than one month shall be on the basis of a month of thirty days.

(b) All Base rent due herein, and all Additional Rent (as defined below), shall be paid in U.S. funds by check drawn on a U.S. bank at the office of Landlord or at such other place designated by Landlord from time to time, without any prior demand and without any deduction or set-off whatsoever promptly on the dates due. If any check(s) drawn by Tenant are not honored when presented on more than two (2) occasions in any period of twelve (12) consecutive months, Landlord may, by written notice to Tenant and in addition to any other remedy available to Landlord as provided herein or at law, require that all future payments of Base Rent and Additional Rent be paid by electronic funds transfer or by bank or certified check.

(c) All other sums payable by Tenant to Landlord under this lease, including, but not limited to Operating Expenses (as defined below), repairs, maintenance, real estate taxes, insurance, roof maintenance and management fees (if any), shall be treated as additional rent (“Additional Rent” and together with Base Rent, “Rent”) and Landlord shall have the same remedies for non-payment as for non-payment of Base Rent.

(d) Any Additional Rent which is not billed to Tenant monthly on an estimated basis as set forth in the Lease Agreement Summary and otherwise as provided in this Lease, shall be due and payable no later than five (5) days of the date of receipt by Tenant of the invoice therefore from Landlord.

(e) Tenant hereby acknowledges that failure to make timely payment to Landlord of Rent by the date provided in the next sentence will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent is not received by Landlord within ten (10) business days after its due date, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount, plus costs and reasonable attorneys’ fees, if any, incurred by Landlord to collect amounts due from Tenant. The parties hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of Tenant’s late payment and not a penalty. Landlord’s acceptance of such late charges shall not constitute a waiver of Tenant’s default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies provided under this Lease or at law.

4. USE. Tenant shall use the Leased Premises for warehousing, pharmaceutical compounding, light manufacturing and offices (and for no other purpose whatsoever) subject to and in accordance in all material respects with all rules, regulations, laws, ordinances, statutes and requirements of all government authorities, including the fire insurance rating organization and Board of Fire Underwriters, if any, and any similar bodies having jurisdiction over the Leased Premises. Within ten (10) business days of the date of this Lease Tenant shall submit an application for tenant review or similar zoning approval required by the Township of South Brunswick. In the event that Tenant’s proposed use as described herein is not permitted or approved, Tenant may terminate this Lease by written notice to Landlord. Tenant’s right to terminate this Lease pursuant to this paragraph 4 shall expire and be null and void if such notice is not given within thirty (30) days of the date of final determination that Tenant’s proposed use as described herein is not permitted or approved. . Tenant warrants to Landlord that except as may be otherwise expressly provided in this Lease, or previously disclosed in writing by Tenant as contemplated by paragraph 24, Tenant will not permit any flammable or hazardous materials to enter, be stored, used or remain on the Leased Premises.

5. OPERATING EXPENSES AND REPAIRS AND MAINTENANCE.

(a) (1) Subject to Tenant’s right as provide in Subparagraph 5(b) as provided for herein, in addition to the Base Rent, Tenant shall pay to Landlord Tenant’s Proportionate Share of all expenses incurred by Landlord in the operation of the Leased Premises and Building (“Operating Expenses”) (including, but not limited to, (i) general repairs and maintenance, (ii) lawn, tree and shrub replacement and/or maintenance and general landscaping, fertilizing and lawn/landscape maintenance, (iii) snow removal, (iv) utilities not directly metered to Tenant, if any, (v) general debris and garbage removal (excluding Tenant’s dumpster), (vi) intentionally omitted, (vii) exterior painting of Building, dock plates, staircases and handrails, (viii) intentionally omitted, (ix) sprinkler monitoring service, maintenance and inspections, (x) maintenance, repairs or replacements of asphalt driveway and concrete curbing, and pothole and other parking lot repairs and maintenance, including, without limitation, re-stripping of the parking stalls and other asphalt markings, (xi) standby sprinkler charges, if any, (xii) re-caulking of panel joints, (xiii) intentionally omitted, (xiv) the deductible portion of a loss, if any, covered under Landlord’s commercial property insurance. Operating Expenses exclude: (i) real estate taxes, insurance, roof repair and maintenance and environmental inspections which shall be governed as provided for elsewhere in the Lease, (ii) specific repairs or alterations requested by Tenant to its Leased Premises which Landlord shall only be obligated to perform in consideration for Tenant’s agreement to pay for such requested repairs or alterations unless Landlord is otherwise responsible for such repairs or alterations pursuant to this Lease, and (iii) the expenses set forth on Schedule E attached hereto.

(2) Tenant shall have the right to approve any Operating Expense, or series of Operating Expenses which are related to or the result of a single cause or circumstance, which exceed $25,000, exclusive of Operating Expenses which are affected by seasonal conditions such as, but not limited to, snow removal. In the event that Landlord and Tenant cannot agree on the need for any such Operating Expense or series of related Operating Expenses, then at the written request of either Landlord and Tenant, Landlord and Tenant shall select a neutral third party engineer or property manager (“Neutral”). If Landlord and Tenant cannot agree on the selection of the Neutral then at the request of either Landlord or Tenant the selection shall be made by the Middlesex County office of the American Arbitration Association and such selection shall be binding on Landlord and Tenant. On the tenth (0th) business day after the selection of the Neutral Landlord and Tenant shall each submit to the Neutral a written statement of its position with regard to the necessity for or desirability of such Operating Expense or related Operating Expenses, including cost justification, if applicable. If party makes a submission after the tenth business day, the Neutral shall disregard such submission. The Neutral shall, within ten (10) business days of such submission determine which position is correct and such determination shall be binding on Landlord and Tenant. Notwithstanding the foregoing, (i) emergency repairs or replacements are exempted from the provisions of this subparagraph and (ii) in the event that Landlord disagrees with the determination of the Neutral Landlord may nonetheless proceed with the implementation of the work related to such Operating Expense or related Operating Expenses but the amount includable in Operating Expenses to be reimbursed by Tenant shall be limited to $25,000.00.

(3) If the electrical, mechanical or other building systems or any exterior site work such as the parking lot that were originally installed or constructed by Landlord as part of the Landlord Improvements described in Schedule B are replaced by Landlord at a cost in excess of $15,000 per occurrence shall be fully amortized over the lesser of the depreciable useful life or fifteen (15) years with interest at the rate of PNC Bank prime plus two percent (2%) and one year’s amortization shall be included in Operating Expenses each year or portion thereof commencing with the year of such replacement and continuing each year or portion thereof thereafter during the Term.

(b) Notwithstanding the provision of Subparagraph 5(a), Tenant has the right which it advises Landlord that it exercises, to provide at Tenant’s expense all operating services that would otherwise be provided by Landlord under Subparagraph 5(a), the Land, excluding the detention pond which shall be provided by Landlord as an Operating Expense. All service and maintenance standards shall meet the criteria used by F. Greek Development in its reasonable discretion and all service and maintenance providers shall be subject to the approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Tenant may, at any time and by written notice to Landlord, require Landlord to provide some or all of the operating services listed in Subparagraph 5(a) the expenses of which shall be Operating Expenses.

(c) Tenant shall pay monthly, in advance and on the same day as the Base Rent is due, one-twelfth (1/12th) of the estimated amount of Tenant’s Proportionate Share of the Operating Expenses as determined by Landlord in its reasonable discretion and as set forth in a notice delivered to Tenant at least thirty (30) days before the expiration of the current calendar year (the “Estimated Proportionate Share”). Failure to timely deliver such statement shall not relieve Tenant of obligation to make such payments. Within ninety (90) days after the expiration of each calendar year, or as soon thereafter as may be practicable, and within one hundred twenty (120) days after the expiration or other termination of the Lease, or as soon thereafter as may be practicable, Landlord shall deliver to Tenant a reasonably detailed statement (“True Up Statement”) showing Tenant’s Proportionate Share of the Operating Expenses actually incurred by Landlord during the preceding year (“Actual Proportionate Share”) and Tenant shall have the right to request reasonable additional documentation with respect thereto and obtain answers to questions regarding such expenses. Landlord’s failure to deliver the True Up Statement within such 120 days shall not prohibit Landlord from collecting such Operating Expenses in applicable current or future periods. If Landlord fails to deliver a True Up Statement within six (6) months of the end of a calendar year or the expiration of the Term, Landlord shall be barred from collecting any additional Operating Expenses incurred during the applicable period. If Tenant’s Estimated Proportionate Share during the preceding year exceeds Tenant’s Actual Proportionate Share as indicated on said statement, Tenant shall be credited the amount of such overpayment against Tenant’s payment of its Estimated Proportionate Share of such Operating Expenses next becoming due or, if at the end of the Lease Term, Landlord shall remit to Tenant such overpayment, by check, within thirty (30) days after delivery of such statement. If Tenant’s Estimated Proportionate Share during said preceding year was less than Tenant’s Actual Proportionate Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within 45 days after delivery by Landlord to Tenant of said statement. At any time and upon reasonable notice, Landlord may adjust the amount of Tenant’s Estimated Proportionate Share to reflect Landlord’s revised estimate of such expenses for the remainder of the current calendar year and shall make such adjustment if the revised estimate is lower. Landlord also reserves the right to bill Tenant for other extraordinary Operating Expenses, not contemplated within the Estimated Proportionate Share (“Additional Operating Expenses”) as incurred, and shall provide Tenant with copies of the backup documentation supporting each such bill, and such Additional Operating Expenses shall be due within thirty (30) days of the date of Tenant’s receipt of such bill from Landlord subject to Tenant’s right to approve such expenses which exceed the amount set forth in subparagraph 5(a).

(d) Landlord shall, as an Operating Expense, maintain and repair the structural elements of the Building and adjoining physical improvements including but not limited to the parking lot and other improvements described in subparagraph (j)(1). For purposes hereof the term “structural elements” shall mean: load bearing walls (excluding windows and window frames, overhead and personnel doors and door frames and glass); steel or concrete columns; concrete floors; perimeter foundation and footings; and roof structure (excluding roof membrane, vents and skylights). Notwithstanding the foregoing, Tenant shall be responsible for the general maintenance of the concrete floors, including, without limitation, keeping the concrete floors free of spills and stains and acknowledges that concrete floors are subject to cracking. No crack that is less than 1/4 inch wide or that does not result in an uneven floor (one side higher than the other) shall be required to be repaired.

Notwithstanding the anything in this subparagraph (d), in the event that any maintenance, repair or replacement is the result of an occurrence that is covered by any warranty or insurance maintained by Landlord or Tenant, Landlord or Tenant, as applicable, shall only be responsible for the services beyond the warranty, or the deductible or otherwise uninsured portion of the cost of such maintenance, repair or replacement.

(e) Tenant shall have the right to examine and audit Landlord’s records supporting the True Up Statement during normal business hours, and at Landlord’s office where the records regarding the Operating Expenses are maintained, upon not less than five (5) business day’s notice. Tenant shall commence its examination and audit within 180 days after receipt of the True Up Statement, shall perform its examination and audit with diligence and continuity and shall complete its examination and audit and deliver a copy of the report thereof (“Audit Report”) to Landlord within 90 days after beginning the examination and audit. The cost of any such examination and audit shall be paid by Tenant, provided that Landlord shall reimburse Tenant for the reasonable cost thereof if the Audit Report reveals an overcharge of 5% or more. Landlord shall refund to Tenant any overpayment, or Tenant shall pay to Landlord any underpayment, as applicable, for the calendar year in question within 30 days after the amount of the overpayment/underpayment has been established by the audit or as provided in this subsection. If Tenant fails to exercise its rights of examination and audit within the 180 day period, the amount of Tenant’s obligations for Operating Expenses shall be conclusively established as the amount set forth in the applicable True Up Statement. If the results of Tenant’s audit differ from the True Up Statement and Landlord disputes Tenant’s audit, Landlord shall give Tenant notice of such dispute within 30 days of Landlord’s receipt of the report of the Audit Report and Landlord and Tenant will use reasonable efforts to resolve the dispute. If the dispute is not resolved by Landlord and Tenant within 30 days after Landlord’s notice of dispute, the dispute shall be resolved by a mutually-selected independent certified public accountant with at least ten years experience in the commercial real estate market. In the event Landlord fails to give Tenant notice that it disputes Tenant’s audit within such 30 day period, the amount of Tenant’s obligation for Operating Expenses shall be conclusively established as the amount set forth in the Audit Report. Any personnel involved in the examination and audit who are not employees of Tenant shall be required to sign a confidentiality agreement which precludes such person, and any firm with which he/she may be associated, from disclosing any information obtained to any third parties.

(f) In the event that Landlord fails to perform any maintenance or repair which it is obligated to perform under this Lease, Tenant may give Landlord written notice of such failure. In the event of any emergency after Landlord fails to respond, or if Landlord fails to perform such maintenance or repair within thirty (30) days of its receipt of Tenant’s such notice in cases of non-emergency, or if the maintenance or repair is of such a nature that it can not be performed, or requires equipment or materials that for reasons beyond Landlord’s control are not available, within thirty (30) days, then within such time as may be reasonably required but in no event later than ninety (90) days unless delayed by force majeure, Tenant may, but is not obligated to, after not less than ten (10) business days second written notice to Landlord, perform such maintenance or repair and recover the reasonable cost of such performance from Landlord by legal process. In no event shall Tenant have a right of offset against Rent.

(g) Tenant shall, at its own cost and expense, perform maintenance as may be required during the term of this Lease, and make all repairs and replacements, to the Leased Premises (including glass windows overhead and personnel doors and door frames and glass but excluding window framing), provided that Landlord shall pay the cost of any repair required as the result of the negligent act or omission of Landlord, or its employees, agents or contractors while on or in the Leased Premises or arising from a breach of this Lease by Landlord. Tenant shall enter into and maintain throughout the Term a preventive maintenance and service contract providing for regular inspection and maintenance of the HVAC systems by licensed HVAC contractor approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord shall make available to Tenant the benefit of any warrantees issued in connection with the initial construction of the Building and other improvements on the Land.

(h) Tenant covenants and agrees that it shall not cause or permit its use or occupancy to create any waste, damage, disfigurement or injury to the Leased Premises (other than reasonable wear and tear to painted or covered interior wall surfaces and/or floor coverings) or any overloading of the floors of the Building.

(i) Tenant expressly covenants and agrees at its sole expense to replace with similar quality glass any broken glass in the windows, doors or other apertures of the Leased Premises that may become damaged or injured.

(j) (1) Subject to Tenant’s option as set forth in paragraph 5(a)(2) above, Landlord shall maintain, repair and keep free and clear of ice and snow, the driveways and all asphalt parking areas, as well as maintain and repair the loading dock area(s) and the roof and parking areas and the Land, including, but not limited to, driveways, landscaping and grounds surrounding the Building. The costs incurred by Landlord with regard thereto shall be treated as Operating Expenses as provided for in Paragraph 5(a).

(2) Tenant shall at its cost and expense, maintain, repair and keep free and clear of ice and snow the sidewalks, steps and approach sidewalks to the Leased Premises; and Tenant shall further, at its own cost and expense, keep the exterior of the Leased Premises free and clear of paper and other debris so as to keep same in a good and orderly manner as reasonably prescribed by Landlord. Tenant shall be responsible for its’ own garbage disposal and dumpsters (if any). At the inception of the Lease term, Tenant shall be responsible, at its sole cost and expense, for installing and/ or mounting on the warehouse columns fire extinguishers (or causing its contractor to do so) as may be required to be installed by the Township of East Brunswick Fire Marshall prior to Landlord’s obtaining a Certificate of Occupancy for Tenant.

(3) In the event Landlord expends any amounts in fulfilling Tenant’s obligation herein, then Tenant shall pay as additional rent it’s of such amounts expended as provided in the Lease Agreement Summary page of the Lease. Upon the Commencement Date of the Lease, Tenant shall immediately contact the utility company and put all electric and gas utilities into its own name.

(k) (1) Landlord agrees to assume the responsibility to maintain the roof membrane of the Leased Premises. Such assumption is expressly conditioned upon the continued timely payment by Tenant of the Roof Maintenance Fee as set forth in the Lease Agreement Summary of the Lease. The maintenance of the roof membrane shall consist of a combination of inspections and repairs as Landlord reasonably deems necessary. The roof shall be covered by a warranty as provided in the Outline Specifications. Replacement of the roof membrane shall be undertaken when necessary in Landlord’s reasonable judgment. Tenant shall immediately notify Landlord in writing of any leaks or damage to the roof membrane and Landlord shall use his best efforts to correct same. However, Landlord assumes no responsibility for any damage to Tenant’s property or any third party’s property held by Tenant in the Leased Premises for any reason or causes whatsoever except arising from Landlord’s grossly negligent acts or omissions.

(2) The above monthly sum for the maintenance of the roof may be increased each year by Landlord in its sole discretion; however, any such increase shall be limited to two and one-half (2.5%) percent per year of the amount specified in the Lease Agreement Summary.

(l) Except for a generator to be installed by Tenant, Tenant shall not permit or allow the storage of any its product(s), machinery and equipment, pallets, unused racking systems or rack components or any other personal property outside of the Building (including the parking of any automobiles, trailers or trucks which are not actively used on a day-to-day basis) and shall promptly cause all such property to be removed. In the event Tenant does not remove such items after being notified by Landlord within ten (10) calendar days, Tenant shall be deemed to have abandoned such property and Landlord shall cause such items to be removed at Tenant’s sole cost and expense and Tenant shall promptly reimburse Landlord.

6. UTILITIES. Tenant shall arrange with the utility companies supplying metered or separately charged service to the Building/Leased Premises for an account in the name or Tenant and for direct billing and payment for metered utilities. Tenant shall be responsible for, and at its own cost and expense, shall pay all utility meter charges, deposits, service charges and charges for the use or consumption of metered or separately charged utilities, including gas, electric, water and sewer. All utilities not separately metered shall be assessed against Tenant and other tenants sharing same proportionately based on their respective Building Proportionate Shares; provided, however, if Tenant’s or any other tenant’s actual use of any unmetered utility or any other service is disproportionate to that of other tenants, then the proportionate charges fir such utility or service shall be equitably adjusted based on such actual use. Landlord is not responsible for the failure of utility services unless resulting from the grossly negligent act or omissions of Landlord.

7. TAXES.

(a) Tenant shall pay as Additional Rent during the term of this Lease, all real estate and personal property taxes assessed against the Leased Premises (including such added assessment or omitted assessment which may be levied for the year following this Lease) by the municipality in which the Building is located, said obligation to commence and be prorated as of the Commencement Date and as of the date of termination of this Lease. In addition to the obligation to pay real estate taxes as hereinabove set forth, Tenant shall, during the term of this Lease, pay, as Additional Rent, any levy or assessment for the installation of improvements and any municipal license fees affecting the Land and/or Building as may be assessed by any governmental agencies, boards or bureaus having jurisdiction thereof which are applicable to any new assessments after the Commencement Date. Landlord represents that storm sewer, sanitary sewer, fully paved streets and curbs have been or will be installed by Landlord, at its cost and expense, and accepted by the municipality in which the Building is located. If an assessment or imposition for improvements may be payable in installments at the option of the taxpayer, Landlord will, upon request by Tenant timely made so as to allow Landlord to make exercise such option, elect to pay in installments. In such event, all installments, including any interest that may be due thereon, as shall be due during the Lease Term of this Lease shall be paid by Tenant before any fine, penalty, interest or cost shall be added thereto and those installments due after the expiration of this Lease shall be the obligation of Landlord.

(b) Intentionally deleted.

(c) Notwithstanding anything contained herein to the contrary, provided that no Event of Default has occurred and is continuing, Tenant shall have the right, at Tenant’s expense, to contest the amount or validity of any real estate and personal property taxes assessed against the Land and/or Building (including any added assessment or omitted assessment) on not less than thirty (30) days prior written notice to Landlord. Landlord shall reasonably cooperate with Tenant in connection with Tenant’s exercise of the rights set forth in this subsection, provided Landlord shall not incur any cost, expense, liability or risk in connection therewith.

8. INSURANCE AND INDEMNIFICATION.

(a) Landlord shall maintain (i) commercial general liability insurance (ISO Form CG 00 01 or form providing substantially equivalent coverage in general use from time to time in the State of New Jersey), with a minimum limit of $3,000,000 per occurrence (if minimum coverage may be provided by a primary policy and an umbrella or excess policy), for property damage, bodily and personal injuries, or deaths of persons occurring in or about the common areas of the Leased Premises, and (ii) commercial property insurance, special form causes of loss, and including business expense with rent loss insurance, (ISO Form CP 10 30 or form providing substantially equivalent coverage in general use from time to time in the state where the Leased Premises is located) covering the full insurable replacement value of the Building in which the Leased Premises is located (excluding foundations), less a commercially reasonable deductible if Landlord so chooses. Landlord’s insurance may be included in a blanket policy (in which case the cost of such insurance allocable to the Building will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance that Landlord reasonably deems necessary as a result of increased risk/exposure arising from Tenant’s use of the Leased Premises as determined by Landlord’s insurance company or the insurance company or professional risk management department or consultant for a lender holding a mortgage lien on the Leased Premises.

(b) Tenant, at its expense, shall obtain and maintain in full force the following insurance coverage during the entire Lease Term: (i) commercial property insurance, special form causes of loss (or equivalent in effect from time to time in the state where the Building/Leased Premises is located) covering the full replacement value of all property and improvements installed or placed in the Leased Premises by Tenant or for Tenant’s benefit; (ii) worker’s compensation insurance with no less than the minimum limits required by law; (iii) employer’s liability insurance with such limits as required by law; and (iv) commercial general liability insurance (ISO Form CG 00 01 or form providing substantially equivalent coverage in general use from time to time in the state where the Premises is located). The limits of liability, which shall expressly state a “per location” aggregate limit, shall be no less than eighty percent (80%) the per location aggregate amount carried by Tenant for the Leased Premises under its then existing policy(ies) but in no event less than $3,000,000 per occurrence and $5,000,000 aggregate for the Leased Premises for property damage, bodily and personal injuries, or deaths of persons occurring in or about the Leased Premises or arising out of Tenant operations. All liability insurance policies shall be issued on an “occurrence” basis and not on a “claims made” basis. Landlord may from time to time require reasonable increases in the limits of insurance required by the terms of this Lease provided that such increased limits do not exceed the limits customarily required by owners/landlords of buildings of similar type to the Building and located in the Middlesex County, NJ area. All liability policies insuring Tenant, including those providing coverage in excess of the minimum coverage required by this Lease, shall be endorsed to name Landlord and Landlord’s agents, including the property manager (currently F. Greek Development), as additional insured parties, be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless thirty (30) days prior written notice shall have been given to Landlord, contain a hostile fire endorsement or amended pollution endorsement, and a contractual liability endorsement. Umbrella or excess policy(ies) shall be “following form.” Evidence of such liability insurance (on ACORD 25 or 25S, ACORD 27 and ACORD 28 forms, as applicable), or at Landlord’s sole option, copies of any policy(ies) providing coverage, shall be delivered to Landlord by Tenant at least ten (10) days prior to the Commencement Date and at least fifteen (15) days prior to each renewal of said insurance. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord copies of such policies and evidence of the coverage required herein, in either case after 5 days from the date of Tenant’s receipt of written notice from Landlord, then Landlord, in addition to any remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of twenty percent (20%) of such cost. Tenant’s coverage may be included in a blanket policy (in which case the insurance coverage limits applicable to the Leased Premises will be expressly specified and all limits of coverage shall be calculated and made applicable with regard to the Leased Premises only).

(c) All commercial property and commercial general liability insurance required or maintained by Landlord and Tenant shall include a waiver of subrogation by the insurers (or permit a waiver or release by insured) of all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, employees, managers, agents, invitees, architects, engineers and contractors, in connection with any loss or damage thereby insured against. Notwithstanding anything to the contrary contained herein, Tenant hereby releases and waives any claims against Landlord, and its officers, directors, employees, managers, agents, invitees, architects, engineers and contractors for any loss or damage required to be insured against hereunder (whether by self-insurance, self-insured retention, underinsurance, failure to insure or otherwise), regardless of whether the negligence or fault of Landlord (or its officers, directors, employees, managers, agents, invitees, architects, engineers or contractors) caused such loss except to the extent covered by Landlord’s indemnification of Tenant as provided in subparagraph (f) below or Paragraph 24(r). The failure of a party to insure its property shall not void this release and waiver. Landlord hereby releases and waives any claims against Tenant, and its officers, directors, employees, managers, agents, invitees, architects, engineers and contractors for any loss or damage insured against or required to be insured against hereunder to the extent insurance proceeds are received therefore, regardless of whether the negligence or fault of Tenant (or its officers, directors, employees, managers, agents, invitees, architects, engineers or contractors) caused such loss; however, Landlord’s release and waiver shall not apply to any deductible amounts up to $10,000.00 maintained by Landlord under its insurance policy(ies).

(d) Intentionally deleted.

(e) Tenant shall indemnify, hold harmless, and defend Landlord against all claims, losses or liabilities for bodily injury or death, or personal injury, to any person or for damage to or loss of use of any property (collectively, “Claims”), arising after the Commencement Date (except as provided in Paragraph 2(f) with regard to Tenant’s access to the Leased Premises) be reason of any occurrence in, on or about the Leased Premises (including the coming and going of employees and/or invitees of Tenant), if caused or contributed to by Tenant or Landlord or the agents, servants, employees, invitees or contractors of either, or if arising by reason of or relating to any condition respecting the use of the Leased Premises, or the breach of any of Tenant’s obligations under this Lease, except to the extent any such Claims arise from occurrences for which Landlord indemnifies Tenant as provided in Paragraph 8(f) or Paragraph 24(r). It is the intent of the parties hereto that the indemnity and defense obligations contained in this Paragraph shall not be limited or barred by reason of, and shall include all Claims resulting from, the negligence (whether alleged to be sole or contributory) on the part of Landlord or Landlord’s agents, servants, employees or contractors, except as may be expressly provided herein to the contrary. Such indemnification shall include and apply to reasonable attorneys’ fees, investigation costs, and other reasonable costs actually incurred by Landlord. Nothing in this subparagraph shall be construed to invalidate or limit the waiver of subrogation and release and waiver of subparagraph (c) herein. Tenant shall further indemnify, defend and hold harmless Landlord from and against any and all Claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease. This Lease is made on the express conditions that Landlord shall not be liable for, or suffer loss by reason of, injury to person or property, from whatever cause, in any way connected with the condition, use, occupational safety or occupancy of the Land and/or Building specifically including, without limitation, any liability for injury to the person or property of Tenant or Tenant’s agents, except as may be expressly provided in subparagraph (f) or Paragraph 24(r) below or unless determined by a final judgment or final arbitration order to be the result of Landlord’s sole negligence. Nothing in this subparagraph shall be construed to invalidate or limit the waiver of subrogation and release and waiver of subparagraph (c) herein. The provisions of this subparagraph are subject to the obligation of Landlord to insure against risk of property damage to the Building and nothing herein shall be construed to shift to Tenant liability for any risk required to be or actually insured against, other than to the extent of all or part of the deductible portion of any claim as otherwise provided in this Lease. The provisions of this subparagraph shall survive the expiration or termination of this Lease with respect to any damage, injury, death, breach or default occurring prior to such expiration or termination.

(f) Landlord shall indemnify, hold harmless and defend Tenant from and against any and all Claims incurred by reason of or arising out of any occurrence in, on or about the Leased Premises, to the extent that such injury or damage shall be caused by or arise solely from the negligence (act or omission) or solely from the willful misconduct of Landlord, its agents, servants, employees or contractors (whether before or after the Commencement Date except for such Claims as are within the scope of the release by Tenant as provided in Paragraph 2(f)). Such indemnification shall include and apply to reasonable attorneys’ fees, investigation costs, and other reasonable costs actually incurred by Tenant. Nothing in this subparagraph shall be construed to invalidate or limit the waiver of subrogation and release and waiver of subparagraph (c) herein. The provisions of this subparagraph are subject to the obligation of Tenant to insure against risk of property damage and nothing herein shall be construed to shift to Landlord liability for any risk required to be or actually insured against. The provisions of this subparagraph shall survive the expiration or termination of this Lease with respect to any damage, injury, death, breach or default occurring prior to such expiration or termination.

(g) As to any matter for which Landlord or Tenant is required to defend and/or indemnify the other and as to any party required herein to be named as an additional insured, any insurance maintained or provided by the indemnifying party (i) shall be primary and non-contributory in relation to any other insurance maintained by or available to indemnified party or any additional insured party, which other insurance shall provide excess coverage as to the named insured therein or such other additional insured party, (ii) shall not require the indemnified party or the additional insured party to tender any claim to its own insurance or to any other insurance available to the indemnified party or the additional insured, and (iii) shall provide that the insurer will not seek contribution from any other insurance available to the indemnified party or the additional insured.

(h) Under no circumstances shall the parties be liable for any indirect, incidental, special, consequential or punitive damages. In no event shall Landlord be liable for any damage or injury to person or property caused by or resulting from any cause or condition whatsoever which is visible or discernable and a reasonable person would recognize as presenting a hazard or risk of injury or damage, in any way related to or arising out of any alleged breach of Landlord’s obligations under this Lease, including but not limited to Landlord’s obligations of repair and maintenance, unless Tenant has given Landlord written notice of such breach and unless and until Landlord has failed to cure same within a reasonable time or the time provided in this Lease.

9. FIXTURES.

(a) Tenant is given the right and privilege of installing and removing (without damage to real property) its personal property, furniture, equipment and fixtures in the Leased Premises during the term of the Lease, it being understood and agreed, however, that in the event of: (i) default by Tenant under the terms and conditions of this Lease; or (ii) if Tenant moves out or is dispossessed and fails to remove any such property, equipment and fixtures or other property within thirty (30) days after notice of such default or removal pursuant to the applicable terms and conditions of this Lease; then and in any such event, the said property, equipment and fixtures or other property shall be deemed, at the option of Landlord, to be abandoned, (and become Landlord’s property) or in lieu thereof, at Landlord’s option, Landlord may remove such property and charge the reasonable cost and expense of removal and storage to Tenant.

(b) Anything to the contrary contained herein notwithstanding it is expressly understood and agreed that Tenant may without injury to real property install, connect and operate equipment as may be deemed necessary by Tenant to conduct its business subject to applicable rules and regulations of governmental agencies, boards and bureaus having jurisdiction thereof; provided, in any event, that subject to the terms and conditions of this article and article 9(a), the machinery and fixtures belonging to Tenant shall, at all times, be considered and intended to be personal property of Tenant, and not part of the realty, and subject to removal, by Tenant, provided at the time of such removal that Tenant is not in default pursuant to the terms and conditions of this Lease, and that Tenant, at its own cost and expense, pays for any damage to the Leased Premises caused by such installation and removal.

10. ASSIGNMENT AND SUBLETTING.

(a) Tenant will not assign this Lease in whole or part, nor sublet all or any part of the Leased Premises, without the prior written approval of the Landlord, which approval shall not be unreasonably withheld and in the case of an assignment or sublease to a person or entity which is an Affiliate (as defined below) of Tenant or which results from a merger or consolidation with Tenant, or to any person or entity which acquires all or substantially all the assets of Tenant as a going concern in the business that is being conducted on the Leased Premises, Landlord’s consent shall not be required. In the case of an assignment, the assignee shall be required to assume all the obligations of Tenant under the Lease by written agreement in form and substance reasonably satisfactory to Landlord. Relevant criteria in determining reasonableness of approval when required, include, but are not limited to, credit history of a proposed assignee or sub lessee, negative references from prior landlords, concern over the environmental impact of the business on the Leased Premises of such proposed assignee or sub lessee, and any change or intensification of use of the Leased Premises. Tenant shall promptly after any such assignment or subletting provide notice of such to Landlord. For purposes hereof, “Affiliate” shall mean any person, entity, firm or corporation which shall be directly or indirectly controlled by, under the control of, or under common control with Tenant, and “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, entity, firm or corporation, whether through the ownership of voting securities, by contract or otherwise. In the event Tenant or any Affiliate is a publicly traded corporation, the sale of stock shall not be deemed to constitute an assignment or transfer of this Lease. Irrespective of any such assignment, Tenant shall remain liable for the full and faithful performance of each and every covenant to be performed by Tenant hereunder and Tenant shall reimburse Landlord, as additional rent, within thirty (30) days of Landlord’s request for reimbursement, for the reasonable costs and expenses of Landlord in reviewing, negotiating and approving any assignment, sublease or assumption, including, without limitation, Landlord’s counsel fees.

(b) If at any time during the term or any renewal term, Tenant shall have received a bona fide offer from a prospective subtenant which is not an Affiliate of Tenant with respect to proposed occupancy of any portion of the Leased Premises which Tenant is prepared to accept, Tenant shall furnish to Landlord a copy of such offer, a proposed form of sublease (“Proposed Sublease”) signed by the prospective subtenant and such information concerning the business and financial condition of the proposed subtenant sufficient for Landlord to evaluate the request for sublease approval, including, without limitation, information on the factors set forth in subparagraph (a) above with regard to the relevant criteria for Landlord’s reasonable determination.

11. FIRE OR OTHER CASUALTY LOSS.

(a) In case of damage by fire or other casualty to the Building in which the Leased Premises is located, if the damage is so extensive as to require substantial reconstruction of the Building, this Lease shall cease at Landlord’s or Tenant’s option and the Rent shall be apportioned as of the time of damage. Substantial reconstruction shall mean (i) damage so extensive that the cost of restoration shall be 50% or greater than the cost of the demolition of the Building and the erection of a new building of the same size and design of the Building immediately prior to such damage or (ii) Tenant’s inability or expected inability to operate a material portion of its business at the Leased Premises for a consecutive period of ninety (90) days because Landlord has not substantially completed restoration of the base Building, excluding restoration of Tenant’s, alterations and excluding delays required for regulatory inspections and approvals. Landlord shall give prompt notice to Tenant (“Damage Notice”) as to whether substantial reconstruction is required. Notice of intent to terminate this Lease pursuant to this subparagraph may be given by Landlord in the Damage Notice and by Tenant not later that fifteen (15) days of receipt by Tenant of the Damage Notice, TIME BEING OF THE ESSENCE.

(b) In all other cases of damage by fire or other casualty to the Building of which it is a part, Landlord shall repair (using proceeds of insurance claim) the damage with reasonable dispatch, and if the damage has rendered the Leased Premises untenantable, in whole or in part, there shall be an apportioned abatement of the rent until the damage has been repaired. In determining what constitutes reasonable dispatch, consideration shall be given to delays caused by strikes, governmental approvals, adjustment of insurance claims and other causes beyond Landlord’s control.

(c) If the restoration is not completed within six (6) months after the occurrence of the fire or other casualty, Tenant shall have the right to terminate this Lease by forthwith giving thirty (30) days written notice thereof to Landlord, provided, however, that if Landlord has commenced restoration and completes same within the aforesaid 30 day period, Tenant’s termination shall be considered null and void and of no effect.

(d) Notwithstanding anything contained herein to the contrary, if the Building is partially destroyed or damaged during the last twenty-four (24) months of the Lease Term of this Lease, Landlord or Tenant may cancel and terminate this Lease, as of the date of occurrence of such damage by giving written notice to do so within thirty (30) days after the date of occurrence of such damage.

12. COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

(a) Landlord represents that to the best of Landlord’s actual acknowledge, as of the date hereof the Land is, and covenants that on the Commencement Date the Leased Premises without qualification as to Landlord’s actual knowledge will be, in compliance with all laws, rules and requirements of all county, municipal, state, federal and other applicable governmental authorities in force as of the Commencement Date. Tenant shall, at Tenant’s sole cost and expense, without notice or demand from Landlord, faithfully observe and comply with all laws, rules and requirements of all county, municipal, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force, pertaining to Tenant’s occupancy and use of the Leased Premises. Notwithstanding the foregoing, Tenant acknowledges that Landlord has disclosed that the soils of the Land are contaminated by virtue of historic agricultural use and Landlord covenants and agrees that, as further addressed in Paragraph 24, Landlord will remediate such contamination, including obtaining a Response Action Outcome from a Licensed Site Remediation Professional and obtaining a Remedial Action Permit, all at Landlord’s sole cost and expense.

(b) Tenant’s industry code as set forth in the North America Industrial Classification System (NAICS) manual is as set forth in the Lease Agreement Summary of this Lease. Tenant will immediately notify Landlord of any changes in this number during the term of this Lease. As further set forth in Paragraph 24, Tenant agrees to comply with all the requirements of the Industrial Site Recovery Act (“ISRA”) N.J.S.A. 13:1K-6 et seq. in connection with any event or transaction by Tenant that requires ISRA compliance and Landlord agrees to comply with all of the requirements of ISRA in connection with any event or transaction by Landlord that requires ISRA compliance. In the event that Landlord’s compliance with ISRA discloses contamination caused by or resulting from Tenant’s use and occupancy, Tenant shall remediate such contamination and otherwise shall comply with the Spill Compensation and Control Act (“Spill Act”) N.J.S.A. 58:10-23 et seq., and all regulations promulgated in connection therewith regarding any substances or materials placed or used upon the Leased Premises by Tenant, its agents, employees or contractors, as further set forth in Paragraph 24. All references to ISRA and/or the Spill Act in this Lease shall be deemed to include any predecessor or successor statute(s) to same.

(c) That in case Tenant shall fail or neglect to comply with the aforesaid statutes, ordinances, rules, orders, regulations and requirements or any of them, or in case Tenant shall neglect to maintain the Leased Premises or fail to make any necessary repairs called for in the Lease in any material respect, then Landlord or Landlord’s agents may after ten (10) days’ written notice, (except, in the case of an emergency, action may be taken immediately) enter Leased Premises and make such repairs, effect such maintenance and comply with any and all of the said statutes, ordinances, rules, orders, regulations or requirements, at the cost and expense (including experts and reasonable attorney’s fees) of Tenant and in case of Tenant’s failure to pay therefore, the said cost and expense shall be added to the next month’s rent and be due and payable as such, or Landlord may deduct the same from the balance of any monies remaining with Landlord. The failure by Landlord to take any action hereunder, or the delay by Landlord in taking any action, shall not place any liability or obligation on Landlord. This provision is in addition to the right of Landlord to terminate this Lease by reason of any default on the part of Tenant.

13. INSPECTION BY LANDLORD. Tenant agrees that subject to reasonable restrictions applicable to any other visitor the said Landlord’s agents, and other representatives, shall have the right to enter into and upon Leased Premises, or any part thereof, show same to prospective tenants, purchasers or lenders and upon reasonable advance notice, except in the event of emergency, at all reasonable hours for the purpose of inspecting the same and for effecting such maintenance and making such repairs or alterations therein as may be necessary for the safety and preservation thereof. Due to the nature of Tenant’s business, including the use of controlled substances, Tenant may restrict Landlord or any third party from entering certain restricted areas of its Premises at all times.

14. RIGHT OF RE-ENTRY. If the Leased Premises, or any part thereof, shall become vacant due to Tenant’s removal or failure to pay rent and other charges payable hereunder during the said term after notice and an opportunity to cure as provided in this Lease, or should Tenant be evicted by summary proceedings or otherwise, Landlord or Landlord’s representatives may re-enter the same, either by force or otherwise, without being liable to prosecution therefore; and relet the Leased Premises as the Agent of Tenant and receive rent thereof; applying the same, first to the payment of such expenses as Landlord may incur in reentering, and then to the payment of the rent due by these presents. Tenant, however, shall continue to remain liable for any deficiency.

15. DEFAULT.

(a) It shall be an event of default under this Lease, if (i) the Leased Premises shall be deserted or vacated due to Tenant’s removal, (ii) if Tenant fails to make payment of Rent or other monetary obligations hereunder to be paid for by Tenant, or any part thereof as herein specified and such failure shall continue uncured for a period of ten (10) days after written notice from Landlord to Tenant,

(iii) Tenant defaults in the prompt and full performance of any of the provisions of this Lease (except those set forth in Subparagraph 15(a) hereof) and such failure shall continue for a period of thirty (30) days after written notice from Landlord to Tenant (or if such performance is of such a nature that it cannot reasonably be cured within thirty (30) day, then provided that Tenant commences bona fide efforts to cure within said thirty (30) day period (and notifies Landlord, in writing of such fact including a description of the efforts being made to cure) and continues such efforts with continuity and diligence then the thirty (30) day period for cure shall be extended for up to an additional sixty (60) days, or (iv) Tenant shall file a petition in bankruptcy or arrangement, or be adjudicated a bankrupt or make an assignment for the benefit of creditors or take advantage of any insolvency act, or any involuntary petition or similar pleading is filed in any court under any Paragraph of any state or federal bankruptcy act seeking to declare Tenant bankrupt or seeking a plan of reorganization for Tenant and such petition or pleading is not removed within thirty (30) days after its filing;

(b) Upon any such event of default, Landlord may, with or without any further demand or notice whatsoever, pursue any one or more of the following remedies: (i) Landlord shall have the right, at its election, to cancel and terminate this Lease and dispossess Tenant; or, (ii) Landlord shall have the right without terminating or canceling this Lease to declare all amounts and rents due under this Lease for the remainder of the existing term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the initial term or any renewal term, if applicable, shall be accelerated; (iii) Landlord may elect to enter and repossess the Leased Premises and relet the Leased Premises for Tenant’s account, holding Tenant liable in damages for all expenses incurred in any such reletting (including without limitation advertising expenses, brokerage commissions, attorney’s fees, and repairs, replacements, alterations and improvements) and for any difference between the amount of rent received from such reletting and that due and payable under the terms of this Lease; or (iv) Landlord may enter upon the Leased Premises and do whatever Tenant is obligated to do under the terms of this Lease (and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action). All such remedies of Landlord shall be cumulative, and in addition, Landlord may pursue any other remedies that may be permitted by law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. Tenant hereby waives the right to receipt of any “notice to quit,” “demand for possession” or any other written notice other than as expressly required to be given by Landlord under the terms of this Lease.

(c) In the event of a default by Tenant, Landlord shall make commercially reasonable efforts to mitigate damages. Notwithstanding the foregoing, Landlord (i) shall not be required to prefer the Leased Premises over any other vacant space which Landlord may have, (ii) shall be deemed to be commercially reasonable in considering the relative economic benefit of preferring other space over the Leased Premises, (iii) shall not be required to advertise the Leased Premises to any greater extent than it advertises any other available space, and (iv) shall have no greater obligation with regard to its efforts to mitigate damages than the efforts made by Tenant itself to mitigate damages prior to or after default by Tenant.

(d) If Tenant’s effort to cure involves contesting any statute, rule or regulations or decision of any applicable federal, state, county or municipal government, Landlord’s right to terminate this Lease shall be suspended during the period of such contest, or action to cure, so long as Tenant prosecutes its objections or otherwise moves promptly; and provided further, that Tenant hereby covenants and agrees, at its own cost and expense, to provide a bond or surety satisfactory to Landlord and to indemnify and defend Landlord against any civil fine or judgment, as a result of any violation by Tenant of any federal, state, county or municipal regulation as aforementioned which Tenant shall contest. Notwithstanding the foregoing, if such contest by Tenant shall expose the Leased Premises or Landlord to criminal fine or prosecution, or threatens a lien on ay property of Landlord or a forfeiture of title to the Leased Premises, Landlord may immediately pursue any and all remedies available under this Lease, at law or in equity.

16. NOTICES. All notices required or permitted to be given to Landlord or to Tenant shall be given by certified mail, return receipt requested, or by recognized overnight courier which obtains a signed delivery receipt, addressed to Landlord at 33 Cotters Lane, East Brunswick, New Jersey 08816, and to Tenant at the Leased Premises, and/or such other place as Landlord or Tenant shall designate in writing. Notices may be given by an attorney on behalf of a party.

17. NO WAIVER. Failure of either party to insist upon the strict performance of any provisions or to exercise any option or enforce any rules and regulations shall not be construed as a waiver for the future of any such provision, rule or option. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing signed by the party to be charged with the waiver. The receipt by Landlord of Rent with knowledge of the breach of any provision of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than due shall be deemed to be other than on account of the earliest Rent then unpaid nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or at law.

18. LIABILITY OF TENANT FOR DEFICIENCY. In the event that the relation of Landlord and Tenant may cease or terminate by reason of the re-entry of Landlord under the terms and conditions contained in this Lease or by the ejectment of Tenant by summary proceedings or otherwise, or after the abandonment of the premises by Tenant, it is hereby agreed that Tenant shall remain liable to pay in monthly payments the Rent which accrues subsequent to the re-entry by Landlord, and Tenant expressly agrees to pay as damages for the breach of the covenants herein contained the difference between the Rent reserved and the Rent collected and received (after deducting costs and expenses), if any, by Landlord, during the remainder of the unexpired term, and such difference or deficiency between the Rent reserved herein and the Rent collected, if any, shall become due and payable in monthly payments during the remainder of the unexpired term, as the amounts of such difference or deficiency shall from time to time be ascertained. Landlord shall use commercially reasonable efforts to mitigate its damages in the event of any breach of this Lease by Tenant as expressly provided and subject to the exceptions set forth in paragraph 15(c) above.

19. RIGHT OF TENANT TO MAKE ALTERATIONS AND IMPROVEMENTS.

(a) Tenant may not make alterations, additions or improvements (for purposes of this Section 19 “Improvements”) to the Building which require any governmental approval or permit, including, without limitation, site plan approval or a building, plumbing or electrical permit, without the written consent of Landlord. Landlord’s consent shall not be unreasonably withheld for non-structural Improvements which do not, in Landlord’s reasonable opinion, materially and adversely affect the value of the Building. Improvements not requiring governmental approval or permits may be made on notice to Landlord accompanied by plans and specifications, if applicable, and Landlord shall have ten (10) business days within which to advise Tenant that Landlord believes that such Improvements materially and adversely affects the value of the Building. If Landlord and Tenant cannot in good faith discussion resolve the issue with two (2) business days, the procedures set forth in Subparagraph 5(a)(2) of this Lease may be invoked by either party. Cosmetic improvements, such as interior painting and replacement of floor coverings shall not require notice to or approval of Landlord. In the case of Improvements which require governmental approvals or permits, Landlord will cooperate at Tenant’s expense with all requested applications for such permits and approvals. Landlord shall endeavor to issue consent or disapproval in cases where consent is required within thirty (30) days of receipt of the later of (i) written request for same from Tenant which request is accompanied by plans and specifications or (ii) such other information regarding such proposed Improvements as may reasonably be requested by Landlord. Such Improvements shall be in made conformity with applicable governmental and insurance company requirements and at the end of the term of this Lease shall (at the sole option of Landlord, if requested by Tenant to be exercised at the time Landlord’s consent is given) either be removed by Tenant or remain as property of the Landlord. In the event Landlord requires that Improvements be removed Tenant shall place the Building in the same condition as prior to such Improvements (reasonable wear and tear excepted) and may condition its approval on Tenant posting financial security to assure removal and restoration. Cosmetic or decorative Improvements not requiring a permit are permitted on notice to Landlord but without consent. Notwithstanding the foregoing, Landlord’s consent to an expansion of the parking lot shall not be withheld provided that (i) the plans for such expansion comply with all other provisions of this subparagraph, (ii) the specifications for the improvement of such parking area expansion are equal to or better than the specifications for the original parking area improvements, and (iii) any contractor(s) for the parking lot expansion shall be subject to Landlord’s approval which approval shall not be unreasonably withheld, conditioned or delayed. Upon completion of any Improvements, cosmetic Improvements excluded, Tenant shall deliver to Landlord as-built plans for such Improvement in CADD format.

Landlord acknowledges that Tenant intends to make non-structural interior improvements to the Leased Premises and the installation of an emergency generator as required for the operation of Tenant’s business, all at Tenant’s sole cost and expense. At the request of Tenant and at no out of pocket cost to Landlord, Landlord shall cooperate with Tenant’s efforts to obtain municipal approvals as reasonably required. Landlord hereby consents to, and shall make provision in the Final Plans for, the an emergency generator and related day tank to be installed by Tenant as part of Tenant’s improvements.

(b) Nothing herein contained shall be construed as consent on the part of Landlord to subject the estate of Landlord to any lien or liability under the Construction Lien Law of the State of New Jersey, it being expressly understood that Landlord’s estate shall not be subject to any such lien or liability. Tenant shall have no power or right to do any act or make any contract that may create or be the basis for any lien, mortgage or other encumbrance upon the estate of Landlord.

20. NON-LIABILITY OF LANDLORD. It is expressly understood and agreed that from and after the Commencement Date Tenant assumes all risk of damage to its property and the property of any third parties occurring in or on the Leased Premises. Tenant agrees that except for a breach of Landlord’s obligations under this Lease, including but not limited to Landlord’s obligations of repair and maintenance not being performed by Tenant pursuant to Subparagraph 5(b), neither Landlord, nor, as may be applicable, any of its shareholders, directors, officers, members, managers, partners, employees, agents or attorneys, shall be liable for any damage or injury to person or property caused by or resulting from steam, electricity, gas, water, rain, ice or snow, or any leak or flow from or into any part of said Building, or from any damage or injury resulting or arising from any other cause or happening whatsoever other than the gross negligence of Landlord or its employees or contractors, nor liable for any damage caused by other tenants, if any, or person(s) in, upon or about the Land and/or Building.

21. HOLDOVER. If Tenant remains in the Leased Premises beyond the expiration date of this Lease, as it may have been extended or renewed, such holding over in itself shall not constitute a renewal or extension of the Lease Term of this Lease, but in such event shall constitute a tenancy “at will” at a rental of one and a half times the rental value of the Leased Premises which the parties agree shall be deemed to be the monthly Base Rent in effect during the final month prior to said expiration date, plus payment of all Additional Rent.

22. QUIET ENJOYMENT. Upon payment by Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the Lease Term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease.

23. RESERVATION OF EASEMENT. Landlord reserves the right to grant easements for utilities and easements to public or quasi-public entities. Landlord reserves the right, on not less than two (2) business days telephone notice to Tenant, to enter on the Land on which the Leased Premises is located during normal business hours in order to install, at Landlord’s own cost and expense, driveways, storm drains, sewers and/or utility lines or other improvements as may be required or desired by Landlord. Landlord covenants to use reasonable efforts so that the foregoing work, easements and/or improvements shall not unreasonably interfere with the normal operation of Tenant’s business. No such easement shall materially interfere with the operations of Tenant other than temporarily during periods of construction. Landlord may not grant easements for a cell tower or antenna or a billboard or any other above grade structure without Tenant’s prior written consent which may be withheld in Tenant’s sole discretion.

24. ENVIRONMENTAL LAWS.

(a) Definitions. As used herein, the following terms shall have the following meanings:

(i) “Hazardous Material” includes any pollutant, dangerous substance, toxic substances, any hazardous chemical, hazardous substance, hazardous pollutant, hazardous waste or any similar term as defined in or pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., (“CERCLA”); the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., (“ISRA”); the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., (“Spill Act”); the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq. (“SWMA”); the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (“RCRA”); the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq. (“USTA”); the Clean Air Act, 42 U.S.C. Paragraph 7401 et seq., (“CAA”); the Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq., (“APCA”); the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq. (“WPCA”); and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection. It is understood and agreed that the provisions contained in this lease shall be applicable notwithstanding whether any substance shall not have been deemed to be a hazardous material at the time of its use or Release but shall thereafter be deemed to be a Hazardous Material.

(ii) “Release” means spilling, leaking, disposing, pumping, pouring, discharging, emitting, emptying, ejecting, depositing, injecting, leaching, escaping, or dumping however defined, and whether intentional or unintentional, of any Hazardous Material.

(iii) “Notice” means any written summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, from the New Jersey Department of Environmental Protection (“NJDEP”), the United States Environmental Protection Agency (“USEPA”), the United States Occupational Safety and Health Administration (“OSHA”) or other federal, state or local agency or authority, or any other entity or any individual, concerning any act or omission resulting or which may result in the Releasing of Hazardous Materials into the waters or onto the lands of the State of New Jersey, or into waters outside the jurisdiction of the State of New Jersey, or into the environment.

(iv) “Environmental Laws” means any and all present or future laws, statutes, ordinances, regulations and executive orders, federal and state and local in any way related to the protection of human health or the environment including but not limited to (i) CERCLA; (ii) RCRA; (iii) ISRA; (iv) Spill Act; (v) USTA; (vi) WPCA; (vii) APCA; (viii) SWMA; and (ix) CAA. For purposes of Environmental Laws, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Leased Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(b) (i) Except for Hazardous Material contained in products used by Tenant for ordinary cleaning and office purposes, and except for Hazardous Material contained in or to be used in products by Tenant in the ordinary course of its business as disclosed to Landlord in writing prior to the commencement of such use, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Leased Premises, or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Leased Premises, without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business on the Leased Premises in strict compliance with all Environmental Laws and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Leased Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Leased Premises of any Environmental Laws.

(ii) Tenant agrees and acknowledges in the event that Tenant stores chemicals or any other products or materials, whether for its own use or for other parties, except for Landlord, which chemicals or other products or materials become hazardous waste (including, without limitation, outdated inventory, damaged containers or packaging, off spec determination) Tenant shall be the party with primarily responsibility for fulfilling all “generator responsibilities” for regulatory compliance on behalf of all parties (i.e., Tenant, and/or the owner of such chemicals, products or other materials). Such “generator responsibilities” shall include, but not be limited to, the requirement to provide warehouse personnel with hazardous waste training, ensure waste labeling and storage requirements are met and comply with contingency plan rules.

(c) Except as otherwise set forth herein, Tenant, at its own cost and expense, agrees to comply with all applicable Environmental Laws which are applicable to Tenant’s operations at the Leased Premises. Tenant further agrees to make any required submissions to and provide any information required by any governmental authority in accordance with Tenant’s obligations as set forth in this Paragraph 24.

(d) Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored by Tenant, its assignees, subtenants, agents, employees, contractors or invitees at the Leased Premises, in a manner and to a level which complies with all applicable Environmental Laws. Tenant shall perform such work before Tenant’s right to possession of the Leased Premises terminates or expires. If Tenant fails to perform such work before Tenant’s right to possession terminates or expires, Landlord may at its discretion after advance written notice to Tenant, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord’s request therefore. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Laws.

(e) Tenant, at its sole cost and expense, shall remove all Hazardous Materials, if any, that have been disposed of or otherwise released by Tenant, its assignees, subtenants, agents, employees, contractors or invitees onto the Leased Premises, in a manner and to a level which complies with all applicable Environmental Laws and, unless agreed to by Landlord, does not limit any future uses of Leased Premises or require the recording of any deed restriction or notice regarding the Leased Premises, beyond those limitations and/or restrictions that may already exist at or in connection with the Leased Premises. Tenant shall perform such work at any time during the period of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Leased Premises terminates or expires, if possible. If Tenant is unable, despite diligent efforts, to complete such work before Tenant’s right to possession terminates or expires, Landlord shall grant access to Tenant to complete such work in accordance with the terms and conditions of an appropriate Access Agreement to be negotiated in good faith by Landlord and Tenant.

(f) If Tenant’s operations in the Leased Premises now or hereafter constitute an “Industrial Establishment” as that term is defined in ISRA then prior to (i) closing operations or transferring ownership or operations of Tenant at the Leased Premises (as defined under ISRA), (ii) the expiration or sooner termination of the lease, (iii) any assignment of the lease or any subletting of any portion of the Leased Premises, or (iv) any other event caused by Tenant occurs which may trigger ISRA; Tenant shall at its own cost and expense, comply with all requirements of ISRA pertaining thereto. Should it be determined that a clean-up plan be prepared and that clean-up be undertaken because of any spills or discharges of Hazardous Materials or wastes at the Leased Premises, which occur during the term of this lease other than through the acts of omissions of Landlord or Landlord’s agent, Tenant shall, at Tenant’s own expense, prepare and submit and carry out the required plans and post the required financial assurances. Without limitation of the foregoing, Tenant’s obligations shall include (i) the proper filing, with the NJDEP, of an initial notice under N.J.S.A. 13:1K-9(a) and (ii) the performance of all remediation and other requirements of ISRA, including without limitation all requirements of N.J.S.A. 13:1K-9(b) through and including (1). If Tenant is unable, despite diligent efforts, to complete such work before Tenant’s right to possession terminates or expires, Landlord shall grant access to Tenant to complete such work in accordance with the terms and conditions of an appropriate Access Agreement to be negotiated in good faith by Landlord and Tenant.

(g) If the requirements of ISRA are triggered during the term of the Lease due to any actions by Landlord, including but not limited to the sale of the Land, then Landlord shall, at its sole cost and expense, comply with all requirements of ISRA pertaining thereto, except that should it be determined that a clean-up plan be prepared and that clean-up be undertaken because of any spills or discharges of Hazardous Materials or wastes at the Leased Premises, which occur during the term of this Lease other than through the acts of omissions of Landlord or Landlord’s agent, Tenant shall, at Tenant’s own expense, prepare and submit and carry out the required plans. If Tenant is unable, despite diligent efforts, to complete such remediation work before Tenant’s right to possession terminates or expires, Landlord shall grant access to Tenant to complete such work in accordance with the terms and conditions of an appropriate Access Agreement to be negotiated in good faith by Landlord and Tenant.

(h) In connection with its performance of any required remediation activities pursuant to ISRA as set forth in subparagraphs (f) and (g) above, Tenant shall be required to complete such remediation in a manner and to a level which complies with applicable Environmental Laws and, unless agreed to by Landlord, does not limit any future uses of Leased Premises or require the recording of any deed restriction or notice regarding the Leased Premises, beyond those limitations and/or restrictions that may already exist at or in connection with the Leased Premises.

(i) The parties acknowledge and agree that any assignee or subtenant of Tenant shall be deemed to have, and by entering into such assignment or sublease, and/or by entering into possession of the Leased Premises, does hereby acknowledge that they shall be the party responsible, jointly and severally with Tenant, under the provisions of this lease.

(j) In the event that Tenant is not obligated to comply with the requirements of ISRA then prior to the cessation of Tenant’s operations at the Leased Premises, the expiration or sooner termination of the lease or any subletting of any portion of the Leased Premises, Tenant shall, at Tenant’s expense (i) provide evidence satisfactory to Landlord that the proposed cessation of operations, expiration, termination, assignment or subletting shall not be subject to the requirements of ISRA and if Landlord has reasonable cause to belief that there may have been a release or violation of Environmental Laws, undertake Preliminary Site Assessment and Site Investigation, as those terms are defined in ISRA, and if there is indication that a Release of a Hazardous Substance has occurred at, on, or from the Leased Premises, an appropriate report shall be filed with the applicable governmental agencies and Tenant shall remediate the spill or discharge in accordance with applicable Environmental Laws as provided in subparagraphs (f), (g) and (h) above.

(k) In the event of Tenant’s failure to comply in full with the foregoing provisions, Landlord may, at its option and after thirty (30) days advance written notice to Tenant, perform any and all of Tenant’s obligations as aforesaid and all reasonable costs and expenses incurred by Landlord in the exercise of this right shall be paid by Tenant. Such costs and expenses include but are not limited to state agency fees, engineering fees, cleanup costs, filing fees and suretyship expenses.

(l) Tenant shall promptly provide Landlord with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant’s compliance and the NJDEP’s requirements under ISRA as they are issued or received by Tenant.

(m) Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Land and/or Building and loss of rental income from the Building), claims, demands, actions, suits, damages, expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, reasonable attorneys’ fees, consultant fees or expert fees) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials (excluding those present on the Land prior to the Commencement Date or arising from the actions or omissions of Landlord or its invitees) or any breach of the requirements under this Paragraph 24 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all losses, claims, demands, actions, suits, damages, expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, reasonable attorneys’ fees, consultant fees or expert fees) which are brought or recoverable against, or suffered or incurred by Tenant as a result of any release of Hazardous Materials by Landlord or present in the Building or on the Land on the Commencement Date, regardless of whether Landlord had knowledge of such noncompliance. Neither party shall be liable to the other for special or consequential damages.

(n) Landlord may, as an Operating Expense, have an environmental consultant appointed to conduct an environmental survey and inspection annually (or more often, if Landlord has a reasonable belief that there has been a discharge or spill or other violation of Environmental Law) so that any environmental violations may be discovered and corrected in the quickest time possible. Tenant shall have the right to designate an alternate consultant to complete any such environmental survey, provided, however, that Landlord must approve said consultant in writing, which approval shall not be unreasonably withheld, conditioned or delayed. Access to the Leased Premises shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. The fee for any environmental inspection performed by a consultant engaged by Landlord shall not exceed $500.00 per inspection and one inspection per year provided that no violation of Environmental Law has occurred. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Laws or release or threat of release of any Hazardous Materials onto or from the Leased Premises. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Laws or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Leased Premises.

(o) If applicable, prior to termination of the lease of the Leased Premises it shall be the obligation of Tenant to deactivate any identification number, permit, license, etc. issued by the USEPA, the NJDEP or any other federal, state or local entity dealing with the generation, treatment, storage or disposal of regulated/hazardous or solid waste and comply with any concomitant notification requirements pursuant to RCRA, the Spill Act, the SWMA and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with hazardous waste, solid waste and/or environmental protection.

(p) In the event there shall be filed a lien against the Land and/or Leased Premises arising out of a claim(s) by the NJDEP pursuant to the provisions of the Spill Act or by the USEPA pursuant to the provisions of CERCLA for which Tenant is responsible as provide in this Lease, Tenant shall immediately either: (i) pay the claim and remove the lien from the Leased Premises; or (ii) furnish a bond, cash receipt or other security satisfactory to Landlord sufficient to discharge the claim out of which the lien arises.

(q) In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Paragraph 24 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Paragraph 24 are in addition to and not in lieu of any other provision in the Lease.

(r) Notwithstanding the foregoing provisions, Tenant is not, and shall not be deemed, responsible for any environmental contamination, violations of Environmental Laws, or other environmental conditions that exist at or on the Leased Premises prior to the Commencement Date, whether known or unknown (“Preexisting Environmental Conditions”). The parties acknowledge and agree that Landlord shall be solely responsible for any and all Preexisting Environmental Conditions, and for all claims, liabilities, costs, expenses and/or other requirements associated with any and all Preexisting Environmental Conditions. Without limiting the foregoing in any way, Landlord further acknowledges and agrees that it shall be solely responsible for the completion of all remedial work outlined in the Remedial Action Work Plan to be prepared by Landlord’s Licensed Site Remediation Profession, including but not limited to obtaining a Response Action Outcome (“RAO”) and Remedial Action Permit (“RAP”) in connection with this work. Further, while the parties acknowledge that Tenant will be required to be named as a co-permittee on the RAP, Landlord shall be solely responsible for compliance with, and all costs and expenses associated with the requirements of the RAP, including but not limited to the posting of any financial assurance/obligation). Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all losses, claims, demands, actions, suits, damages, expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, reasonable attorneys’ fees, consultant fees or expert fees) associated with or in any way related to Preexisting Environmental Conditions, including but not limited to the RAP.

(s) In the event that Tenant is unable, despite diligent efforts, to complete such remediation work before Tenant’s right to possession terminates or expires, the Access Agreement to be negotiated in good faith by Landlord and Tenant shall provide, among other things, that (i) in the exercise of its right of access Tenant shall use its best efforts not to disturb or interfere with the operations of any future occupant of the Leased Premises and (ii) in the event that the activities of Tenant prevent Landlord from reletting the Leased Premises to others Tenant shall pay to Landlord the reasonable rental value of the Leased Premises during such period that Landlord cannot relet the Leased Premises.

(t) The obligations of Tenant and Landlord under this Paragraph 24 shall survive any termination of this Lease.

25. SUBORDINATION.

(a) Subordination of Lease—This Lease and the term and estate hereby granted are and shall be subject and subordinate to the lien of all mortgages which may now or at any time hereafter affect all or any portion of the Land or Building or Landlord’s interest therein, and to all renewals, modifications, consolidations, replacements and extensions thereof. The foregoing provisions for the subordination of this Lease shall be conditioned on Landlord’s delivery to Tenant for signature a Subordination, Non-Disturbance and Attornment Agreement, providing that so long as Tenant is not in default under the terms of this Lease, the leasehold estate of Tenant created hereby and Tenant’s peaceful and quiet possession of the Leased Premises shall be undisturbed by any foreclosure so long as Tenant continues to comply with the terms of this Lease. Such agreement may also provide that Tenant shall attorn to such mortgagee if such holder succeeds to the interest of Landlord in the Leased Premises, Leased Premises or any part or parts thereof by foreclosure proceedings or as a result of any conveyance in lieu of foreclosure proceedings and contain such other provisions requested or required by lender but shall be in form reasonably acceptable to Tenant, Landlord and the lender.

(b) Subordination of Landlord’s Lien—Upon request by Tenant from time to time Landlord will execute and deliver to Tenant a subordination in favor of a lender or lessor of any lien rights Landlord may have against Tenant’s personal property or leased personal property at the Leased Premises, such subordination to be substantially in the form of Landlord’s Subordination and Consent indicated as in the Paragraph entitled “Addenda” on the Lease Agreement Summary of this Lease, subject to such modifications as may be agreed to between Landlord and the applicable lender or lessor. Tenant shall pay to Landlord, within 30 days of Landlord’s request, and as Additional Rent, the fees and disbursements of Landlord’s counsel incurred in connection with the preparation and negotiation of such Landlord’s Subordination and Consent.

26. STATEMENTS BY LANDLORD AND TENANT.

(a) Landlord and Tenant each agree that at any time after the Commencement Date and from time to time upon not less than ten (10) days’ prior written request from the other, to immediately execute, acknowledge and deliver a written statement in the form reasonably requested by any actual or proposed mortgagee or prospective purchaser of the Leased Premises, or approved sublessee or assignee, lender, lessor or prospective purchaser of Tenant’s business, and, if requested, under oath, certifying facts related to this Lease, including, without limitation, that the Lease is unmodified and in full force and effect (or if there have been modifications or exceptions, that the same is in full force and effect as modified or excepted, and stating the modifications and exceptions, if any), the date to which the rental and other charges have been paid in advance, if any, and any other factual matters regarding Tenant and, to the best of Tenant’s knowledge, regarding Landlord, which may be reasonably required, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a third party. Tenant shall not be entitled to more than two (2) such statements from Landlord in any period of twelve (12) consecutive months. The requesting party shall reimburse the other party, within thirty (30) days of request for reimbursement, for its reasonable out of pocket costs and expenses in connection with the review, negotiation and execution of any such statement, including, without limitation, reasonable counsel fees and disbursements.

The parties acknowledge that if a party fails to provide such statement within such time the cost to and damages that may be incurred by the party requesting the statement will be difficult to ascertain and prove. Accordingly, the parties agree that if such failure continues beyond five (5) business days after receipt of a second request for such statement, the requesting party’s non-exclusive but sole remedies for such failure shall be (i) to seek an order for specific performance or affirmative injunction and (ii) that the delinquent party shall be liable to the requesting party for liquidated damages in the amount of $500.00 per day for each day or portion thereof of the first ten (10) calendar days of such failure, which amount shall double every ten (10) calendar days (or portion thereof), e.g., $1,000.00 per day for the 11th to 20th calendar days; $2,000.00 per day for the 21st to 30th calendar days, etc.

(b) If any lender with which Landlord has negotiated or may negotiate financing for the property on which the Leased Premises is located, and if any lender with which Tenant has negotiated or may negotiate leasehold financing, shall require an immaterial change or changes in this Lease (such as, but not limited to, requiring copies of default notices to be sent to lender or providing lender with an opportunity to cure a default) as a condition or one of the conditions of its approval of this Lease for such financing, Tenant or Landlord, as applicable, shall in good faith negotiate and sign within thirty (30) days after notice from the other, an amendment to this Lease accomplishing the change or changes which are stated by Landlord or Tenant to be required in connection with approval of this Lease for purposes of such financing. In the event such lender requests a change which is not immaterial, including but not limited to a change which would limit or reduce any material right or increase any financial or performance obligation of Tenant, or, if applicable, of Landlord (for example changing the size of the Leased Premises, the permitted uses of the Leased Premises, the Lease Term, renewal rights, events of default by Landlord or Tenant, Base Rent or Additional Rent, rights of Tenant or, if applicable, Landlord, to consent or approval or to withhold consent or approval, or negotiated express limitations on any right of Landlord or Tenant, if applicable, to alter or improve the Leased Premises), Tenant or Landlord shall not be required to sign an amendment to this Lease including any such change or changes which are not immaterial. Neither Tenant nor Landlord shall be required to agree to any change which similarly situated tenants or landlords agree is a material term. If the parties cannot agree with respect to the matters covered by this paragraph, the remedies set forth in subparagraph 5(a)(2) may be invoked by provided that party invoking such remedies pays the entire cost of such proceedings other than the expense of the other party’s counsel.

(c) Upon Tenant’s accepting the Leased Premises and entering possession, pursuant to the terms and conditions hereof, Tenant covenants and agrees that it will furnish to Landlord a statement that it accepts the Leased Premises, subject to normal “punch list” items, the terms and conditions of the Lease as herein contained and confirming the Commencement Date hereof

(d) In the event that Landlord desires to sell the Premises, or to refinance the mortgage placed on the Premises in connection with the construction of the Building, at the request of Landlord Tenant will cooperate with Landlord to provide whatever data, including financial statements, may be reasonably required by any prospective mortgagee or prospective purchaser of the Premises. Landlord and Tenant agree that Tenant may request (i) a confidentiality agreement from any such prospective mortgagee or prospective purchaser and (ii) Tenant may attempt to satisfy the requirements of such prospective mortgagee or prospective purchaser by facilitating communications between Tenant’s bank and the prospective mortgagee or prospective purchaser or its prospective lender.

27. SURRENDER OF LEASED PREMISES.

(a) Upon the expiration or earlier termination of the Lease Term of this Lease, Tenant shall quit and surrender to Landlord the Leased Premises constructed by Landlord as provided in Schedule B in compliance with all governmental regulations as mentioned herein, broom clean and in good order, in the same condition as of the Commencement Date excepting ordinary wear and tear and damage by insured casualty. Tenant shall repair any damage done by the installation or removal of its personal property or other installations as directed by Landlord. Further, Tenant shall remove (i) all its signage from the walls and doors of the Building and/or Leased Premises and shall restore such walls or doors to the condition they were in prior to the installation of Tenant’s signage (ii) all cable and/or wiring abandoned or to be abandoned by Tenant within the Leased Premises as necessary to comply with current code, rule or regulation, (iii) all debris from the Leased Premises and Leased Premises including the cleaning up of the dumpster area(s) and loading dock areas, and (iv) all dumpsters or garbage containers.

(b) Unless sooner terminated, during the last six (6) months of the Term Landlord will inspect the Leased Premises and advise Tenant of the work required to place the Leased Premises in condition for surrender pursuant to the terms of this Paragraph 27. Landlord’s advice shall be subject to circumstances or events occurring between the date of the inspection and the date of surrender, as to which Landlord reserves all rights.

(c) If Tenant fails to surrender the Leased Premises as required by this Paragraph 27, Landlord may make any repairs or take other actions so as to perform the obligations of Tenant and the costs and expenses shall be reimbursed to Landlord by Tenant upon demand. Additionally, if as a result of the fact that Tenant does not surrender on the Leased Premises in the condition required by this Paragraph 27, work is required to be performed, whether by Tenant or Landlord, in or about the Leased Premises following the expiration or earlier termination of the Term, Tenant shall be deemed to be a holdover tenant and shall be liable to Landlord for payment of holdover rent as provided in Paragraph 21 of this Lease.

(d) Tenant’s obligations under this Paragraph shall survive the expiration or earlier termination of this Lease.

28. CONDEMNATION. If the whole or any part of the Leased Premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then the term of this Lease shall, at the option of Landlord, cease and terminate as of the date of title vesting in such proceedings and all rentals shall be paid up to that date and Tenant shall have no claim against Landlord nor the condemning authority for the value of any unexpired term of this Lease. Tenant shall be entitled to seek whatever separate award it may be entitled to under applicable law for its fixtures, equipment and moving expenses and any other claim allowed by applicable law, provided that no such award or claim shall have the effect of reducing or otherwise limiting Landlord’s claim.

29. MEMORANDUM OF LEASE. Tenant shall not record this Lease, but if either party should desire to record a short form Memorandum of Lease setting forth only the parties, the Leased Premises and the term, and renewal or option rights, such Memorandum of Lease shall be executed, acknowledged and delivered by both parties upon notice from either party and may be recorded at the expense of the party desiring such recording.

30. SECURITY. Intentionally Omitted.

31. EXCUSABLE DELAYS. Following the Commencement Date, neither party shall not be liable to the other and shall not be in default under this Lease by reason of delays in performance under any covenant or condition of this Lease which are beyond the control of such party if said delay is caused by present or future government regulations, restrictions, strikes and lockouts, shortages, unavailability of materials or labor, weather conditions, or for any other reason, whether similar or not. Excluded from the scope and operation of this Paragraph 31 are Tenant’s obligations for payment of Base Rent, Additional Rent and other monetary obligations of Tenant hereunder.

32. BROKERS COMMISSION. Each of Landlord and Tenant represents to the other that it has not dealt with any broker in connection with this transaction other than the Broker identified in the Lease Agreement Summary of this Lease (“Broker”). Landlord agrees to pay Brokers as provided in a separate agreement or agreements. In the event that any other broker or third party claims a commission or other compensation based on alleged facts which if established would constitute a breach of the foregoing representation, then the party which may have breached will defend and indemnify and hold harmless the other from and against any claims, costs, expenses, damages, judgments or liabilities, including attorney fees and court costs, incurred in connection with such claim.

33. FEES AND EXPENSES.

(a) In case suit shall be brought for recovery of possession of the Leased Premises, for the recovery of Rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of either party to be kept or performed, and a breach shall be established, the party determined to have breached shall pay to the non-breaching party, all expenses incurred therefore, including, without limitation, reasonable attorney fees and fees of expert witnesses.

(b) In the event Tenant shall fail to pay any rent or other sums due, and such failure shall continue for thirty (30) days, then, in addition to Landlord’s rights herein, interest shall accrue thereon at the rate of 18% per annum from the thirty-first day after due date to the date of payment.

34. REPRESENTATIONS BY LANDLORD.

Landlord warrants that Landlord (or an assignee to which this agreement to purchase the Land and this Lease are assigned) will have good and marketable title to the Land on the Commencement Date and that as of the Commencement Date the Leased Premises will comply with applicable zoning and building codes.

Tenant acknowledges that (i) issuance of a Certificate (or Temporary or Conditional Certificate) of Occupancy shall be conclusive evidence that the Leased Premises complies with applicable zoning and building codes, (ii) the taking of possession of the Leased Premises by Tenant following issuance of a Certificate (or Temporary or Conditional Certificate) of Occupancy shall be conclusive evidence that the Leased Premises were in good and satisfactory condition at the time such possession was so taken, except as to (a) any items noted in a Temporary or Conditional Certificate of Occupancy, and (b) latent defects and “punch list” items. Notwithstanding the foregoing, Landlord hereby warrants that the Building (shell and base building systems) shall be free from defects in material and workmanship and such warranty shall survive the Commencement Date for a period of one year.

Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Leased Premises, Land, Building or Leased Premises, the Rents, expenses of operation or any other matter or thing affecting or related to the Leased Premises except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Excluded from the scope and operation of this subparagraph is the confidentiality agreement previously signed by Landlord and delivered to Tenant.

All understandings and agreements heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and Tenant and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

35. OPTION TO RENEW.

(a) Renewal Option. (i) Tenant is hereby given the option to renew this Lease for the number and length of the Renewal Lease Terms described in the Lease Agreement Summary upon all the terms and conditions herein, except that the amount of the monthly rent due and payable during any applicable Renewal Lease Term shall be calculated in the manner hereinafter set forth and the number of Renewal Options, if applicable, shall be reduced by one on each exercise; and provided that (a) written notice of the exercise of option is sent to Landlord at least nine (9) months and not more than twelve (12) months prior to the expiration of the Lease Term or then applicable Renewal Lease Term; (b) that Tenant shall not be in default under the terms of this Lease at the time that the option is exercised or as of the commencement of the applicable Renewal Lease Term; and (c) failure to exercise any Renewal Option shall be deemed a waiver of any additional Renewal Options.

(ii) The fixed annual Base Rent payable for each month during such renewal terms shall be one hundred (100%) percent of the then prevailing fair market rental value (the “Prevailing Rental Rate”), at the commencement of each such renewal term, for renewal of a lease of space in a building of equivalent quality, size, utility and location, in the Leased Premises then “AS IS” condition, with the length of the renewal and the then credit standing of Tenant to be taken into account, based on a willing, comparable and non-equity tenant, a willing landlord, and an arm’s length negotiation. The calculation of the Prevailing Rental Rate shall also be adjusted to take into account such factors as might influence a renewal for a similar term, such as, but not limited to, refit or refurbishment allowances, rent concessions, caps on expenses, pass-through’s, escalations, and agreed upon incentives based upon a set percentage, indices, or other recognized methods. Landlord shall notify Tenant not more than thirty (30) days after receipt of Tenant’s renewal notice of Landlord’s determination of the Prevailing Rental Rate. Tenant shall, within thirty (30) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate. If Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the renewal term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(1) Base Rent shall be adjusted to the Prevailing Rental Rate;

(2) Landlord shall lease to Tenant the Leased Premises in its then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements, unless expressly agreed to by Landlord, in writing, as part of the determination of the Prevailing Rental Rate.

If Tenant timely rejects Landlord’s determination of Prevailing Rental Rate, Landlord and Tenant shall use good faith efforts to agree on the Prevailing Rental Rate. If Landlord and Tenant are unable to agree upon a Prevailing Rental Rate within thirty (30) days after Tenant’s receipt of Landlord’s determination, then Landlord and Tenant shall, within forty five (45) days of Tenant’s receipt of Landlord’s determination, each simultaneously submit to the other in writing its good faith estimate of the

Prevailing Rental Rate. If the higher of said estimates is not more than one hundred five percent (105%) of the lower of such estimates, the Prevailing Rental Rate in question shall be deemed to be the average of the submitted rates. If otherwise, within fifteen (15) days thereafter, Tenant may either terminate this Lease effective as of the then scheduled expiration of the term of this Lease term (assuming no renewal) or elect to establish the Prevailing Rental Rate by appraisal. If either party elects to establish the Prevailing Rental Rate by appraisal, the appraisal shall be conducted by a mutually agreeable real estate appraiser who shall be a MAI with not less than ten (10) years’ experience in industrial leasing in the East Brunswick area. If the parties are unable to agree on an appraiser within seven (7) days of the election to establish the Prevailing Rental Rate by appraisal, then each party shall appoint its own appraiser with the above qualifications and each appraiser shall determine Prevailing Rental Rate and submit a written report of its opinion which shall be exchanged by the parties within thirty (30) days. If the higher of said appraisals is not more than one hundred five percent (105%) of the lower of such appraisals, the Prevailing Rental Rate in question shall be deemed to be the average of the two appraisals. If otherwise, the two appraisers so appointed shall appoint a third appraiser of similar qualifications who shall determine Prevailing Rental Rate within thirty (30) days of his/her appointment. If the third appraisal is between 100% and 110% of the higher of the two prior appraisals, or if the third appraisal is between 100% and 110% of the lower of the two prior appraisals, then Prevailing Rental Rate shall be the average of such third appraisal and the closer of such prior appraisals. If otherwise, the Prevailing Rental Rate shall be as determined by the third appraiser, but in no event shall be higher than or lower than either of the first two (2) appraisals. Each party shall pay the costs of its appointed appraiser and 50% of the cost of the third appraiser.

(b) Tenant’s rights to renew and/or to purchase under this Paragraph 35 shall terminate if (i) this Lease or Tenant’s right to possession of the Leased Premises is terminated or (ii) Tenant fails to timely exercise its option under this Paragraph 35, time being of the essence with respect to Tenant’s exercise thereof.

36. TENANT’S REMEDIES. Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate of Landlord in the Leased Premises subject to prior rights of any mortgagee of the Leased Premises or any part thereof, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other assets of Landlord (or of any shareholder, director, officer, member, manager or partner, as applicable) shall be subject to levy, execution or other procedures for the satisfaction of Tenant’s remedies. In the event Landlord transfers this Lease, or sells the Leased Premises, then upon such transfer Landlord will be released from all liability and obligations hereunder accruing after the date of such transfer providing this Lease is assumed by the new owner.

37. OFAC COMPLIANCE.

(a) Landlord and Tenant each represents and warrants to the other that (a) it and each person or entity owning an interest in it, is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of its funds or other assets constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in it (whether directly or indirectly), (d) none of its funds have been derived from any unlawful activity with the result that the investment in it is prohibited by law or that the Lease is in violation of law, and (e) it has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b) Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c) Landlord and Tenant hereby acknowledge and agree that inclusion on the List at any time during the Lease Term of this shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Leased Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Leased Premises by any such person or entity shall be a material default of the Lease.

38. TENANT’S OBLIGATION REGARDING NOTICE OF NEED FOR REPAIRS. Tenant acknowledges that Landlord is not regularly present at the Land and/or Building, and that as a result Tenant and its employees are in a better position to be aware of the need for any repair or service that may be an obligation of Landlord pursuant to the terms of this Lease. Accordingly, promptly upon acquiring knowledge of the need for any repair or any service to the Land and/or Building (including, without limitation, walks, drives and parking areas) which the Landlord is obligated to make, including, without limiting the generality of the foregoing, any service that within the definition of an Operating Expense or to be provided under the provisions of Subparagraphs 5(a), 5(g) or 5(h), Tenant shall give telephonic and written notice of the need for such repair or service, or any fact or condition that evidences or indicates the need for same, to Landlord or Landlord’s property manager.

39. BIND AND INURE. THIS LEASE SHALL BE OF NO FORCE OR EFFECT WHATSOEVER UNLESS AND UNTIL IT SHALL HAVE BEEN EXECUTED BY LANDLORD AND TENANT AND A FULLY EXECUTED COPY DELIVERED TO TENANT. THE DELIVERY OF THIS LEASE TO TENANT UNSIGNED BY LANDLORD SHALL NOT CONSTITUTE AN OFFER, BUT RATHER THE SOLICITATION OF AN OFFER FROM TENANT, WHICH LANDLORD MAY ACCEPT OR REJECT, LANDLORD’S FAILURE TO RESPOND, OR DELAY IN RESPONDING, AFTER THE DELIVERY TO LANDLORD OF THIS LEASE SIGNED BY TENANT SHALL NOT IN ANY WAY BE CONSTRUED TO CONSTITUTE AN ACCEPTANCE OF AN OFFER BY TENANT When fully signed by Landlord and Tenant the terms, covenants and conditions of this Lease shall be binding upon and inure to the benefit of each of the parties hereto, their respective successors and permitted assigns.

40. SIGNAGE; FLAGPOLES. Tenant may, at Tenant sole cost and expense, (i) install place a sign identifying Tenant on the exterior wall of the Building, (ii) install a monument sign identifying Tenant and (iii) install three (3) flagpoles, all subject to requirements of applicable law as to type, size and location. Tenant shall be responsible to comply with all applicable local, state and federal laws, ordinances and codes and to obtain all required permits and approvals for the installation and removal of such signs and flagpoles. Landlord, at no out of pocket cost to Landlord, shall cooperate with Tenant as reasonably required in connection with obtaining such approvals, including, without limitation, signing such applications or affidavits as may be reasonably required. If Tenant provides the required information to Landlord in a timely manner Landlord will include the type and location of signage and flagpoles in Landlord’s application to the Township of South Brunswick for site plan approval for the construction of the Building. Tenant shall, at Tenant’s sole cost and expense, maintain any such sign and the flagpoles in good condition and repair at all times and remove any signage installed on the exterior facade of the Building at the expiration or sooner termination of this Lease and restore the exterior facade of the Building to as near as possible its original condition, ordinary wear and tear excepted. The monument sign and flagpoles shall be deemed Tenant alterations and may be removed, together with any related lighting, if applicable, and provided that Tenant shall restore the Land and repair any damage resulting from such removal and shall comply with the provisions of Paragraph 19 in connection with both the installation and removal of such alterations.

41. LEASE AGREEMENT SUMMARY. The terms of the Lease Agreement Summary are incorporated herein and made a part by reference.

42. CONTINGENCY. Tenant acknowledges that Landlord has advised Tenant that Landlord has not yet acquired title to the Land or received required approvals for the construction of the Building. Landlord and Tenant have agreed to a schedule (“Construction Timeline”) for design of the Building, required governmental approvals and construction of the Landlord Improvements as set forth in Schedule B. The Construction Timeline is identified as “Preliminary Schedule 03/05/14” and is incorporated as part of Schedule F. In the event that Landlord exceeds any date in the Construction Timeline by more than six (6) weeks for any reason other than a delay caused by Tenant or its contractors, including, without limitation, Tenant’s failure to meet any date required of it in the Construction Timeline, either party may terminate this Lease by written notice to the other. In the event that neither party exercises a right to terminate, the remedies set forth in Schedule F for delay beyond the Outside Completion Date for any reason other than other than a delay caused by Tenant or its contractors or force majeure shall remain applicable. In the event of delay due to a delay caused by Tenant or its contractors, the dates set forth in the Construction Timeline shall be extended day for day or portion thereof of such delay. If Landlord’s failure to meet the dates of the Construction Timeline is due to the fault or willful act of Landlord such failure shall constitute a breach of this Lease by Landlord giving rise, subject to the limitation of Paragraph 44, to a claim by Tenant for damages.

43. (a) Landlord shall deliver to Tenant copies of the report of the Remedial Investigation and the Remedial Action Work Plan prepared by Landlord’s Licensed Site Remediation Professional (“LSRP”) and shall use its commercially reasonable efforts to have the LSRP provide a “reliance letter” to Tenant giving Tenant the right to rely on the Remedial Investigation report. Landlord shall deliver to Tenant a copy of the LSRP’s Remedial Action Outcome which Tenant acknowledges will not be available until after the Commencement Date.

(b) Landlord will, at no out of pocket cost to Landlord, cooperate with Tenant in Tenant’s efforts to obtain a policy of leasehold title insurance and will provide such certifications or affidavits as may be reasonable and customary to Tenant’s title insurance underwriter, in form and substance reasonably acceptable to Landlord and Landlord’s counsel.

44. CONFIDENTIALITY. Tenant and Landlord acknowledge that the content of this Lease and the attachments thereto are confidential information. Tenant and Landlord shall use reasonable efforts to keep and maintain the confidentiality and shall not disclose the contents of this Lease to any person, entity or tenant of Landlord other than (i) employees who require access to information in or about the Lease in the ordinary course of performing their jobs for Landlord or Tenant, (ii) financial, legal, or space planning consultants, (iii) contractors, subcontractors, suppliers and/or other consultants engaged with respect to the Premises or the Building, (iv) current or prospective lenders, (v) prospective purchasers of the Lease Premises, (vi) governmental agencies and/or taxing authorities, (vii) as required for the enforcement of rights and obligations pursuant to the Lease, (viii) licensed appraisers performing an appraisal of the Leased Premises, or (ix) otherwise as required by applicable law. Landlord and Tenant expressly agree that neither party shall make any press release or other public announcement regarding the execution or terms of this Lease without the express written permission of the other party.

45. LIMIT ON DAMAGES. In no event shall either party be liable to the other for special or consequential damages.

Balance of Page Intentionally Blank - Signatures on Following Page

46. COUNTERPARTS; FACSIMILE OR E-MAIL SIGNATURES. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument. This Lease may be signed by the respective parties on separate pages, and may be delivered on separate signature pages intended to be attached to the Lease, and when the signatures of all parties are attached the Lease will be deemed fully executed. Signatures may be delivered by facsimile or other electronic transmission and may be delivered on separate signature pages intended to be affixed to the Lease. Any party delivering a signature by facsimile or other electronic transmission (i) agrees that any signature so delivered shall be deemed an original signature for all purposes, (ii) acknowledges awareness of the fact that other parties to this Lease, and third parties who may examine this Lease, including, without limitation, a court or arbitrator, will rely on such signature and (iii) hereby waives any defenses to the enforcement of the terms of this Lease based the form or delivery of such signature.

IN WITNESS WHEREOF, the parties caused this Lease to be signed by their proper and duly authorized officers, members, managers or partners, as applicable, as of the day and year first above written.

F. GREEK DEVELOPMENT
(“LANDLORD”)

By:	/s/ Elliot M. Kosoffsky
Name: Elliot M. Kosoffsky.
Title: Chief Operating Officer

PharMEDium Services, LLC
(“TENANT”)

By:	/s/ Thomas Cosentino 3-6-14
Name: Thomas Cosentino
Title: V.P. Operations and Supply Chain

Schedule A

(Concept Plan – see attached drawing)

DETENTION BASIN
(Sizing To Follow)
SITE LIGHTING SCHEDULE
PROPOSED
WAREHOUSE
65,700 S.F.
6 LOADING DOCKS
36 STULTS ROAD
MARCH 6, 2014
STULTS ROAD

Schedule A-1

Legal Description

Lot 12.02, Block 10

Township of South Brunswick

Middlesex County, New Jersey

Beginning at point on the new southerly sideline of Stults Road (being 33’ from centerline), said point being South 17°09’00” West a distance of 3.00 feet from a concrete monument found on the old sideline of said Stults Road and in common with the northwesterly most corner of Lot 19, Block 10 (n/f Forsgate Farms, Inc.) and running; thence

1.	Departing said sideline of Stults Road, South 17°09’00” West a distance of 662.02 feet to a point marked by capped iron pin found (0.2’ north, 0.2’ west); thence

2.	North 73°10’00” West a distance of 391.18 feet to a point; thence

3.	North 16°50’00” East a distance of 662.01 feet to a point marked by a concrete monument set on the said new southerly sideline of Stults Road; thence

4.	Along said new sideline, South 73°10’00” East a distance of 394.84 feet to the Point and Place of Beginning.

Containing 260,176 square feet and/or 597 Acres more or less.

Schedule B

F Greek Development

OUTLINE SPECIFICATIONS

FOR

PharMEDium Services LLC

WAREHOUSE AND OFFICE FACILITY

LOCATED

36 Stults Road

SOUTH BRUNSWICK TOWNSHIP

NEW JERSEY

65,700 SQ. FT. INCLUDING

OFFICES by TENANT

DATED: November 18, 2013 Rev’d Jan 22, 2014 Rev’d Feb 25, 2014 Rev’d March 03, 2014 Rev’d March 05, 2014

1.	SCOPE

Work includes design and construction of a 65,700 square foot warehouse building

2.	APPLICABLE CODES

All work and design shall comply with the codes of South Brunswick, New Jersey and all other agencies having jurisdiction.

3.	SITE WORK – UTILITIES

All on-site building utilities including sewers, water, storm drainage, electric, gas etc.

02/25: Shell Specification Add #1: Upgrades to site plan will follow based on approved redesigned concept sketch.

03/03: Asphalt paving will be installed as per Civil Engineer’s design including aggregate sub base as required. 03/05: Tenant to review and approve.

4.	CONCRETE FLOORS – WAREHOUSE

Concrete floors shall be 6” thick, 4,000 p.s.i. concrete fiber mesh reinforced. The floor shall be placed over a six inch stone sub-base. Floors shall be troweled to a smooth finish and cured, dust proofed and hardened with “Eucosil” and “Diamond Hard” floor sealer, as manufactured by Euclid Chemical Company(or equal) . All necessary expansion joints and construction joints will be included. Caulking of floor joints using Polyurea (or equal) and a vapor barrier is included.

02/25: Shell Specification Add #2: Upgrade in floor specification required for freezer and vault floors.

02/25: Shell Specification Deduct #3: Where floor is noted by tenant to receive Stonehard flooring joints will not be filled. (clean rooms and lab, etc.) 03/03: Deduct will also include deduct for hardener at these locations.

5.	BUILDING HEIGHT AND BAY SIZE

Warehouse shall be 32’-0” clear height to the underside of structural steel as measured at the first column line from the OH Doors. Bay size shall be 54-0” x 50’-0” (typical). Framing system shall be designed using steel columns, truss joist, bar joist and metal deck.

02/25: Shell Specification Add #4: Increase roof loads to provide for additional loads needed by tenant.

6.	ROOF AND SHEET METAL

The roof shall be Class I construction in accordance with the latest edition of Factory Mutual Loss Prevention Data Bulletin. The roof shall be 60 mil fully adhered EPDM over isocyanurate insulation (3.5 inch) to give R=20 insulating value, 22 ga.. white painted steel deck, spot-welded to steel joists.

03/03: Shell Specification Add: #21: Tenant and landlord may agree on an upgraded R value for roof after consulting with HVAC consultant regarding energy use vs. initial cost for additional insulation.

The roof insulation shall be mechanically fastened throughout.

Ownership to provide a 20 year Red Shield NDL warrantee on roof from Firestone (the manufacturer)

Gravel stop (.040) and exterior aluminum leaders (0.32) shall be installed.

Expansion joints as needed shall be installed.

02/25: Shell Specification Add #5: Walk pads for roof top equipment based on tenant layout to be provided. Additional curbs and rail flashing beyond the 6 20 ton RTU curbs that were included.

7.	EXTERIOR WALL CONSTRUCTION –

A.	Exterior walls will be 9-1/2” thick insulated reinforced concrete tilt-up panels. Exterior of panels will be painted with “Texcote” manufactured by Textured Coatings of America, or equal, and color selection by Tenant. Concrete wall panels shall be insulated with foil coated ridged insulation board (2.0 inch) to provide R= 13.

02/25: Shell Specification Add #6: Upgrade to sandwich tilt panels in lieu of panel with exposed insulation. Credit for exposed insulation will be included as an offset in cost of upgrade.

8.	GLASS & GLAZING

Aluminum and glass office windows, including entrance doors.

Materials

A.	Window framing shall be equal to Kawneer, Style 451 curtain wall with 2” x 4-1/2” aluminum (thermally broken) tubes.

B.	Entrance doors to be equal to Kawneer, Style 190 narrow line doors complete with standard hardware (offset pivot hinges), aluminum threshold and paddle latch lock.

02/25: Shell Specification Add #7: Rear storefront double exterior personnel doors.

C.	Glass to be 1” insulated tinted plate glass.

D.	Aluminum shall be Alloy 6063-T-5 with anodized finish.

E.	A total of 500 sq. ft. of aluminum and glass for the main office area has been included.

02/25: Shell Specification Add #8: Additional windows as per elevation to be approved by tenant. 03/03: Original plan included main entrance and (10) 5’ x 4’ windows. Main entrance will be similar to 121 Ridge Road 45° glazing.

9.	OFFICE FIT UP

To be constructed by Tenant.

10.	OVERHEAD DOORS

A total of eight (8) 8’-6” x 10’-0” insulated overhead, mechanically operated doors with 3 inch tracks are to be included.

03/03: Shell Specification Add: #22: ~~6 doors~~ 03/05: 7 doors to have one vision panel at middle of door.

One (1) 14’-0” x 12’-0” insulated drive-in door with 3 inch tracks is included it will be chain operated. 03/03: Door width may be reduced in size at tenant’s request.

Doors to be factory painted baked-on enamel – white.

Overhead doors to be vertical lift. The drive-in door will be high lift.

11.	DOCK LEVELERS

Six (6) truck dock doors are to be equipped with Fairborn Model #LMP68 (or equal) adjustable dock boards, capacity 30,000 pounds including dock bumpers.

(6) Dock seals, Fairborn Model #1400 (or equal), are also included at each dock door.

02/25: Shell Specification Deduct #9: Prior quantity of levelers and seals was 8. Credit will be provided for the 2 levelers and seals deleted.

12.	CANOPIES

Drive in door, trash and main doors will be equipped with 4’ deep Alcan (or equal) aluminum canopies.

02/25: Shell Specification Deduct or Add #10: Credit or Add will be provided for the difference in the new ~~LF of canopy~~ canopies vs. the continuous canopy over the 8 doors previously specified. 03/05: The new canopies will be installed over the trash doors, drive in door, employee entrance, driver’s door, electrical room and fire pump room.

Recessed entrance 45° similar to 121 Ridge Road building.

13.	CONCRETE APRON/CONCRETE RAMP

Exterior concrete (7 inch thick) apron, 60’-0” deep as shown on the site plan. One (1) concrete ramp for fork trucks and entrance sidewalk (or ramp) installed to meet ADA compliance at the office is included. 03/03: Aggregate sub base to be provided under dock apron as required by Civil Engineer’s design. 03/05: Tenant to review and approve.

18.	HARDWARE

All hardware shall be master-keyed cylinder type locks. Overhead doors shall be equipped with padlock attachment hardware.

02/25: Shell Specification Deduct / Add #11: ~~All hardware supply costs will be credited to tenant. Tenant will furnish and install hardware.~~ 03/03: Deduct to be provided for reduction in quantity of doors in final design plan vs. original design plan. Upgraded hardware will now be provided and installed by landlord as per specifications to be provided by tenant. Vision panel to be provided at driver’s door.

19.	PAINTING

A.	All exposed metal doors and woodwork (no wood work in LL scope of work) will be primed and given two (2) coats of an oil base paint.

B.	omitted

C.	All structural steel shall receive one coat of primer.

D.	All metal overhead doors to receive factory baked-on finish coat, inside and outside. Color to be white.

E.	All miscellaneous exterior iron (stairs, railing, etc.) will receive two (2) coats of exterior paint.

F.	Striping in automobile areas will be provided as required by town on site plan

G.	~~The interior warehouse walls covered with white foil coated metal as described item #7 above~~

03/05: This is deleted as part of Shell Specification Add #6. Interior of walls will be plain concrete finish. Interior walls may be painted as part of tenant improvements.

H.	The exterior precast panels will be painted with “Texcote”, (or equal -color by Tenant).

20.	PLUMBING

A.	Sanitary Drainage

New 6 inch sanitary line from the existing street sewer to 5 feet inside the proposed office area is included. This sewer line shall be installed as low as practical to allow for the maximum future extension within the facility of a gravity line.

02/25: Shell Specification Add #12: Install underground sanitary sewer per tenant plan. No cleanouts in clean rooms.

B.	Plumbing Fixtures

All plumbing work included in Tenant office work

21.	SPRINKLER SYSTEM

The warehouse and office will be equipped with a wet pipe single source automatic sprinkler system supplied by the existing mains in the city streets. Sprinkler heads to be above bottom cord of roof joints in the warehouse.

The sprinkler system to be an ESFR (early suppression, fast response) system designed with a K-Factor of 17 and a temperature rating of 165°F heads – 75 lb. end head pressure.

System to include electric fire pump, jockey pump and associated controllers.

Ownership will provide an allowance to install an electric monitoring system that can be expanded to meet all of the tenants additional needs for both security and sprinkler flow monitoring as part of the base building.

02/25: Shell Specification Clarification #13: Provide “T” fitting in lieu of “90” at end of risers so tenant can add tenant improvement risers.

22.	ELECTRIC

A.	Provide a three-phase panel in the building to handle the lighting, heating, air-conditioning and outlet electrical requirements. In addition, power will be made available for the tenant’s office and plant power needs at the main disconnect panel. A 480/277 volt, 1,200 amp 3-phase service for the building is included.

02/25: Shell Specification Add #14: Two spare conduits for future possible power company service upgrade.

B.	Omitted

C.	60 Total warehouse fixtures to be industrial type, high bay T-5 6 lamp fluorescent fixtures with no motion sensors, installed to the underside of the roof deck. Lighting intensity in warehouse to be designed ~~for 15 20 foot candles delivered to a point five feet off the floor based on a general lighting layout.~~ 03/05:-as per tenant’s request, 30 foot candles minimum.

02/25: Shell Specification Clarification #15: There will be a credit or add for difference in final quantity and the 60 included.

D.	Provide one 115 volt outlet at each truck door

02/25: Shell Specification Deduct #16: No outlets at dock doors in shell. These will be done as part of tenant improvements.

E.	Provide outside lighting for parking area mounted on building. Site lighting to be mounted on building. All outside lighting to be controlled by clock timers or electric eye.

F.	Telephone service to be coordinated between Tenant and the telephone company.

G.	Omitted

H.	Zero (0) swingable docklights, “Phoenix” type or equal, will be installed at each of the truck doors.

02/25: Shell Specification Deduct #17: Credit will be provided for the prior quantity of 8 dock lights.

I.	Two (2) exterior pole mounted light fixtures are also included in the front auto parking area. The remaining parking and travel lanes shall be lighted using wall mounted lighting fixtures.

02/25: Shell Specification Add #18: Additional light poles will be added with the change to the site plan.

23.	HEATING, VENTILATING AND AIR-CONDITIONING

Warehouse shall be heated by use of industrial roof-mounted, gas-fired Cambridge (or equal) heaters. Heaters shall be equipped with directional nozzles for proper air distribution. The heaters shall have the capacity to maintain 65° F with outside conditions at 0° F.

The warehouse shall be air conditioned (we have assumed that we would use 6 – 20 ton roof mounted HVAC units) to maintain 68°F to 72°F during summer conditions.

Fans on the warehouse heaters shall be wired for summer operating without heat.

Provide night setbacks on all heating equipment.

02/25: Shell Specification Deduct #19: The HVAC above will be deleted in it’s entirety and all HVAC will be part of the tenant improvements. 03/03: Credit to include supply and install HVAC, gas piping, and electrical feeds to the units. Will not include upgrade in electrical service size, service size will remain 1,200 amps.

The office area shall be heated and air-conditioned with rooftop gas heat/electric A/C units by Tenant.

Ventilation

a)	All ventilation shall conform to state and local codes and will be installed as part of tenant improvements as per Shell Specification Deduct #19.

24.	PAVING

As shown on the approved site plan drawings. (Provide on-site automobile parking for one hundred (100) cars as shown on the attached concept plan.

25.	CONCRETE WALKS

As shown on the approved site plan drawings.

26.	STORM DRAINAGE SYSTEM

As shown on the approved site plan drawings.

27.	Misc

An allowance of $20,000 to install security fencing included.

02/25: Shell Specification Deduct #20: Credit will be provided to tenant to provide their own fencing as part of their tenant improvements.

Schedule C

LANDLORD’S SUBORDINATION AND CONSENT

Landlord:	F. Greek Development	Secured Party:
Notice Address:	c/o F. Greek Development	Notice Address:
33 Cotters Lane
East Brunswick, NJ 08816
Real Property:	36 Stults Road	Tenant:
	South Brunswick, NJ	PharMEDium
Services, LLC
		Lease Dated:	February , 2014
As Amended:

WHEREAS, Landlord named above (“Landlord”) is the owner of certain real property described above and has leased all or a portion of such real property (“Leased Premises”) to Tenant named above (“Tenant”); and

WHEREAS, Tenant has applied to the secured party named above (“Secured Party”) for, or obtained from the Secured Party, either, (i) a lease of equipment to be located at the Leased Premises, or (ii) a loan in connection with which Tenant has or will grant a security interest in Tenants personal property some or all of which is located at the Leased Premises; and

WHEREAS, Secured Party is willing to enter into such transaction with Tenant only upon the condition that Landlord subordinate, as to Secured Party, any present or future claims or rights Landlord may have or acquire with respect to the personal property of Tenant located at the Leased Premises in which Secured Party will have an interest (as more particularly listed on the attached Exhibit A and herein called the “Personal Property”); and

WHEREAS, Landlord is willing to so subordinate such claims and rights so long as Secured Party gives certain assurances to Landlord relating to the Personal Property.

NOW THEREFORE, for value received and intending to be legally bound, Landlord and Secured Party hereby agree as follows:

1. Any and all claims against, or rights of lien on, any of the Personal Property which Landlord now has or may hereafter acquire (other than claims against Tenant as Tenant of the Leased Premises), including but not limited to the right to levy, distrain, execute or sell the Personal Property for unpaid rent or to satisfy a judgment, shall be, and are hereby made, subordinate to the security or ownership interest of Secured Party in and to the Personal Property.

2. Landlord will endeavor to give at least five (5) business days prior written notice to Secured Party of Tenant’s default under the terms of the Lease, of the termination of the Lease and/or of the eviction of Tenant (herein called “Secured Party Notice”). Landlord will allow Secured Party a reasonable time within which to remove the Personal Property from the Leased Premises, provided, however, that provided that Secured Party has lawful unrestricted access to the Leased Premises, Secured Party shall be liable for and shall pay to Landlord the Base Rent and other charges (collectively “Rent”) due from Tenant as provided in the Lease for that period of time between (a) the later of (y) the date of Secured Party’s receipt of the Secured Party Notice or (z) the date of Secured Party’s receipt of notice of termination of the Lease or the eviction of Tenant, and (b) the date the Secured Party completes the removal of the Personal Property. Such Rent shall be payable in advance to and including the end of each calendar month or portion thereof during which any of the Personal Property remains at the Leased

Premises, subject to same being pro-rated on a per diem basis and subject to reimbursement by Landlord, if applicable, if removal of the Personal Property occurs before the end of the month. In no event shall Secured Party be liable for payment of Rent accruing prior to its receipt of the Secured Party Notice or termination of the Lease or eviction of Tenant and the unrestricted access to the Leased Premises or otherwise be deemed to be assuming the obligation of Tenant under the Lease. In no event shall the Personal Property remain on the Leased Premises for longer than sixty (60) days after the date of Secured Party’s receipt of the Secured Party Notice. Landlord’s failure to give the Secured Party Notice shall not invalidate or otherwise adversely affect Landlord’s right to terminate the Lease or evict Tenant. Notwithstanding the foregoing, the aforesaid sixty (60) day period for removal of the Personal Property shall be extended, subject to Secured Party’s payment to Landlord of the Base Rent and other charges in a timely manner as set forth above, for up to an additional thirty (30) days to allow Secured Party to move for relief from the automatic stay preventing exercise of its rights to remove the Personal Property by virtue of any bankruptcy or similar proceeding filed against or by Tenant. Any other extension of the aforesaid sixty (60) day period shall be allowed only with the written consent of Landlord.

Landlord’s agreement to allow Secured Party a reasonable time to remove the Personal Property is expressly conditioned on Secured Party’s payment to Landlord as provided above and shall not be deemed to limit Landlord’s rights as set forth in Paragraph 4 below in the event that Secured Party does not remove the Personal Property or advise Landlord of its intention to do so and make payment to Landlord of Rent as provided above or its abandonment and release of the Personal Property as provided below.

3. Secured Party may exercise its rights against Tenant and remove the Personal Property from the Leased Premises provided that (i) Secured Party shall give Landlord not less than three (3) business days advance notice of such removal, (ii) any and all damage caused to the Leased Premises by reason of the removal of the Personal Property shall be promptly repaired by Secured Party at no cost or expense to, and to the reasonable satisfaction of, Landlord, or the Secured Party shall be liable to Landlord for the cost of same, (iii) Secured Party shall remove all of the Personal Property, and (iv) Secured Party shall indemnify, defend and hold Landlord harmless from any and all claims and/or damages arising out of any loss of or injury to any person or property occurring in, on or about the Leased Premises which was caused by the negligence or willful misconduct of Secured Party or its agents, employees or invitees.

4. Until all sums due to the Secured Party from Tenant have been paid, Secured Party shall not be deemed to have abandoned or released the Personal Property, except as expressly provided by Secured Party by written notice to Landlord. Notwithstanding the foregoing, if Secured Party does not, within ten (10) business days after the later of (i) the date of Secured Party’s receipt of the Secured Party Notice or (ii) the date of Secured Party’s receipt of notice of termination of the Lease or the eviction of Tenant, either (a) remove all of the Personal Property located at the Leased Premises pursuant to this Agreement or advise Landlord that it intends to remove all of the Personal Property located at the Leased Premises and to pay the Rent as provided in Paragraph 2 above, or (b) advise Landlord in writing that it abandons or releases its interest in all of the Personal Property located at the Leased Premises, then in either such event Landlord may, but shall not be required to, elect that Landlord’s subordination of its claims against, or rights of lien on, the Personal Property located at the Leased Premises shall be null and void ab initio and of no force or effect. Upon Landlord advising Secured Party of such election (y) Landlord shall thereupon be free to file in the name of Secured Party a UCC partial termination or partial release with regard only to the Personal Property located at the Leased Premises and thereafter to dispose of such Personal Property in any manner that Landlord sees fit and to recoup from the proceeds of such disposition, if any, any reasonable costs incurred by Landlord in removing the Personal Property from the Leased Premises, any reasonable costs and expenses or moving and/or storage of the Personal Property and any accrued charges due to Landlord from Tenant, and (z) Secured Party shall indemnify Landlord and any purchaser of the Personal Property from and against any cost, expense, claim or liability, including reasonable counsel fees and court and expert witness costs, arising out of attempts by Secured Party, or any successor or assignee of Secured Party, to exercise any rights or remedies it may have against, or to recover possession of or compensation for, the Personal Property after Secured Party’s receipt of Landlord’s notice of its election as provided above. Landlord shall have no liability to the Secured Party for any damage to or loss of the Personal Property or any diminution in the value thereof which may be attributable to any such removal and/or storage or by virtue of the sale thereof whether at public or private sale. Secured Party’s advice to Landlord of its intention to remove such Personal Property shall in no way alter the rights and/or obligations of Landlord and/or Secured Party pursuant to Paragraph 2 above.

5. All notices which are required or suffered to be given hereunder shall be in writing and shall be sent by United States first class certified mail, return receipt requested, or by a nationally recognized overnight courier, provided that such courier obtains and makes available to its customers written evidence of delivery, addressed to Landlord or Secured Party, as applicable, at their addresses as set forth above or at such other place as either party may from time to time designate in a written notice to the other. Notice shall be deemed to be given upon receipt, provided, however, that in the event the parties shall refuse to accept delivery, the notice shall nevertheless be deemed to be given upon the date of refusal to accept delivery, and further provided, however, that if the postal service is unable to deliver said certified mail the notice shall nevertheless be deemed to be given as of the date of the second notice of attempted delivery. Notwithstanding the foregoing, a notice of change of address shall not be effective until received. Notices may be given by an attorney on behalf of a party.

6. This Landlord’s Subordination and Consent shall be binding upon and inure to the benefit of the parties and their successors and assigns only and will in no way affect Landlord’s rights as to Tenant or any other party or create any third party beneficiary rights.

7. The internal laws of the state in which the Leased Premises is located shall govern the validity, interpretation and enforcement of the terms of this Landlord’s Subordination and Consent and any action or proceeding relating to this Landlord’s Subordination and Consent shall be instituted and litigated only in such state, the parties hereby agreeing to the jurisdiction of any state of federal court located in such state and with jurisdiction over the county in which the Leased Premises is located. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS LANDLORD’S SUBORDINATION. AND CONSENT LANDLORD AND SECURED PARTY, RESPECTIVELY, EACH REPRESENT THAT IT HAS REVIEWED THIS JURY TRIAL WAIVER AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL FOLLOWING CONSULTATION WITH LEGAL COUNSEL OF ITS CHOICE.

8. This Landlord’s Subordination and Consent shall not be binding upon Landlord until (i) signed by both Secured Party and Landlord and (ii) a fully signed copy is delivered to Landlord. If not signed by Secured Party and returned to Landlord within thirty (30) days of the date below, this Landlord’s Subordination and Consent shall be null and void and of no force or effect.

9. This Landlord’s Subordination and Consent may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument. This Landlord’s Subordination and Consent may be signed by the respective parties on separate pages and when the signatures of all parties are attached the Landlord’s Subordination and Consent will be deemed fully executed. Signatures may be delivered by facsimile or other electronic transmission and any signatures so delivered shall be deemed original signatures for all purposes and by any party examining this Landlord’s Subordination and Consent and any court.

IN WITNESS WHEREOF, the parties have caused this Landlord’s Subordination and Consent to be signed by their duly authorized partners, members or officers, as applicable, as of this         day of                     , 20    .

LANDLORD:

By:
Frank A. Greek, Jr., Authorized Signature

SECURED PARTY:
By:
*

*	Type or print the name and title of the person signing for Secured Party.

Rev. 11/2008

Schedule D

INTENTIONALLY OMITTED

SCHEDULE E

OPERATING EXPENSE EXCLUSIONS

The following shall be excluded from the Operating Expenses of the Building for the purposes of determining Additional Rent:

1.	Costs of repairs, replacements or other work occasioned by fire, windstorm or other casualty, or the exercise by governmental authorities of the right of eminent domain, except for the amount of the deductible portion of Landlord’s property insurance.

2.	Leasing commissions, attorney’s fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with this Lease.

3.	Costs of correcting defects, including any allowances for same, in the construction of the Building (including latent defects) or equipment used therein supplied by Landlord (or the replacement of defective equipment), any associated parking area, or other improvements, or in the equipment used therein for a period of one (1) year from the Commencement Date or for such longer period as is covered by any applicable warranty such as the roof warranty.

4.	Depreciation, other “non-cash” expense items.

5.	Costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord, its employees, agents and/or contractors, of any valid, applicable laws, rules, regulations and codes in effect as of the Commencement Date of any federal, state, county, municipal or other governmental authority having jurisdiction over the Building, it being intended that each party shall be responsible for the costs resulting from its own violation of such laws, rules, regulations and codes as same shall pertain to the Building.

6.	Penalties for late payment, including, with limitation, taxes, equipment leases, etc.

7.	Intentionally omitted

8.	Payments in respect of overhead and/or profit to any subsidiary or Affiliate (hereinafter defined) of Landlord, or to any other party, as a result of a non competitive selection process for services on or to the Building and/or the Land, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies and/or materials exceed the costs that would have been paid had the services, goods, supplies or materials been provided by parties unaffiliated with Landlord, or by third parties, of similar skill, competence and experience, on a competitive basis.

9.	Payments of principal, finance charges or interest on debt or amortization on any mortgage, deed of trust of other debt, and rental payments (or increases in same) under any ground or underlying lease or leases (except to the extent the same may be made to pay or reimburse, or may be measured by, real estate taxes.)

10.	Taxes payable by Landlord other than real estate taxes payable with respect to Landlord’s ownership of the Building and/or the Land.

11.	Costs of Landlord’s general overhead and general administrative expenses (individual, partnership or corporate, as the case may be), which costs would not be chargeable to Operating Expenses of the Building in accordance with generally accepted real estate accounting principles.

12.	Intentionally omitted

13.	Rentals and other related expenses, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Building.

14.	Costs incurred in installing, operating, maintaining and owning any specialty items or services not normally installed, operated and maintained in buildings comparable to the Building and not necessary for Landlord’s operation, repair and maintenance of, and the providing of required services for, the Building and/or any associated parking facilities, including, but not limited to, an observatory, beacon(s), broadcasting facilities (other than the Building’s music system, and life support and security systems), luncheon club, athletic or recreational club, helicopter pad, child care center, kiosks, promotions, displays, etc.

15.	Advertising and promotional expenses.

16.	Intentionally omitted

17.	Costs or expenses for sculpture, paintings or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, repair and/or maintenance of the same.

18.	Costs for which Landlord is compensated through or reimbursed by insurance.

19.	Costs of correcting or repairing defects in the Building and/or equipment or the replacement of defective equipment to the extent such costs are covered by warranties of manufacturers, suppliers or contractors, or are otherwise borne by parties other than Landlord.

20.	Intentionally omitted

21.	Contributions to operating expense reserves.

22.	First-time costs of materials, spare parts, tools and equipment used in the operating, maintenance, cleaning, repair, landscaping and security of the Building, including the initial construction thereof.

23.	Intentionally omitted

24.	Initial costs of interior and exterior landscaping.

25.	Contributions to charitable organizations.

26.	Any fee in the nature of a “management fee”, it being understand that Tenant is not paying a management fee of any type other.

SCHEDULE F

Construction Provisions

1. Preliminary Construction Plans.

Landlord will obtain, prior to starting construction of the Building, approval of the site plan for the improvements to be constructed on the Land (“Site Plan”) and all permits required by any applicable governmental authority having jurisdiction over the Property (collectively, “Pre-Construction Approvals”). The proposed Site Plan shall be consistent with the Concept Plan attached as Schedule A. Landlord shall provide a copy of the proposed Site Plan to Tenant for review and comment not less than five (5) Business Days prior to the anticipated date of filing of the application for the Pre-Construction Approvals. Landlord has no reason to believe that the Pre-Construction Approvals and a permanent certificate of occupancy will not be issued in the ordinary course of business. Landlord shall cause the improvements shown on the Site Plan and described in Schedule B (“Improvements”) to be constructed and substantially completed in a good and workmanlike manner substantially in accordance with the Final Construction Plans (as defined below), subject to all applicable Laws, and free from material defects in design, workmanship and materials.

Landlord shall use commercially reasonable efforts to prosecute the application(s) for Pre-Construction Approvals and building permits necessary to construct the Improvements in accordance with the schedule (“Preliminary Schedule”) attached hereto. Subject to Tenant Delay or Force Majeure Delay (both as defined herein), if the Pre-Construction Approvals and building permits necessary to construct the Improvements are not obtained on or before December 31, 2014 (“Outside Approval Date”), then Tenant may terminate this Lease on written notice to Landlord, whereupon this Agreement shall terminate and the parties shall have no further rights or liabilities hereunder. In the event that Tenant does not serve such notice within five (5) business days of the Outside Approval Date, Tenant shall be deemed to have waived its right to terminate the Lease as provided in this paragraph.

Landlord shall use commercially reasonable efforts substantially to complete the Improvements in accordance with the Preliminary Schedule set forth below (as same may be amended from time to time with consent of Tenant). Landlord estimates having substantially completed the Improvements on or before the date that is eight and one-half (8.5) months after the date of Landlord’s obtaining the Pre-Construction Approvals and building permits necessary to construct the Improvements (“Construction Target Date”). Subject to Tenant Delay or Force Majeure Delay (both as defined herein), if the Landlord does not substantially complete the Improvements as set forth herein on or before the date that is sixty three (63) weeks after the Construction Target Date (the “Outside Completion Date”), then Tenant shall be entitled to two (2) days of free Base Rent for each day of delay beyond the Outside Completion Date.

A “Tenant Delay” as used herein shall mean a material delay of the Preliminary Schedule caused by Tenant or Tenant’s professionals or counsel, through no fault of Landlord, but only after Landlord has delivered written notice to Tenant specifying in detail the action or actions taken by Tenant that Landlord believes to be a Tenant Delay and Tenant has failed to rectify such situation within three (3) business days after the date of Tenant’s receipt of such notice.

A “Force Majeure Delay” as used herein shall mean a delay of the Preliminary Schedule due to strikes, riots, acts of God, shortages of labor or materials, war, civil unrest, fire, power failure, material changes in governmental laws and regulations after the date of the Agreement, unusual adverse weather related construction delays, unavoidable casualty, or other causes which are beyond Landlord’s reasonable control, but only after Landlord has delivered written notice to Tenant specifying in detail the nature of the Force Majeure Delay and the expected duration of such delay.

2. Final Construction Drawings.

Landlord shall contract with F. Greek Development (the “Greek”), to prepare plans and specifications for the construction of the Building and the development of the interior of the Leased Premises (“Project”) as shown in the Site Plan and the Outline Specifications attached to the Lease as Schedule B (collectively the “Preliminary Plans”).

Landlord will agree to cause Greek to incorporate the items of the Preliminary Plans into a set of construction drawings (“Construction Drawings”) for the Building. Landlord shall deliver the Construction Drawings to Tenant on or before three (3) months from the date of this Lease (“Plan Delivery Date”). Within five (5) Business Days of its receipt of the Construction Drawings, Tenant shall either (i) approve the Construction Drawings, (ii) provide comments to the Construction Drawings specifying how they are incomplete and/or inconsistent with the Preliminary Plans, or (iii) elect to revise the Preliminary Plans to better suit Tenant’s needs or to reduce the cost of the Improvements, in any such event by written notice to Landlord. If Tenant elects option (ii), Landlord shall make revisions to the Construction Drawings. Upon completion of the changes, Landlord shall resubmit the drawings to Tenant for review and Tenant shall again have five (5) Business Days for review and comment. If Tenant elects option (ii) or (iii), (A) Landlord and Greek shall review the changes requested and Landlord shall notify Tenant in writing of any change in the cost of the Project within five (5) Business Days, and any extension of the Estimated Delivery Date which results from Tenant’s request for changes (Tenant acknowledges that the latter shall constitute a component of Tenant Delays), and (B) Tenant shall confirm its requested changes with Landlord within five (5) Business Days following Tenant’s receipt of the estimated change in the cost of work and any extension of the Estimated Delivery Date (a failure to confirm such changes within the time period herein specified shall be deemed a Tenant withdrawal of such request). If Tenant confirms the changes as provided herein, Landlord shall promptly deliver to Tenant the revised Construction Drawings incorporating Tenant’s requested changes. If Landlord fails to deliver the Construction Drawings to Tenant on or before the Plan Delivery Date, or revised Construction Drawings pursuant to options (ii) or (iii) above within the times provided above, Tenant’s obligation to respond thereto shall be extended on a day-to-day basis until Landlord delivers the Construction Drawings to Tenant and such days of delays shall not be Tenant Delays. Any delay by Tenant in approving or providing comments to or electing to revise the Construction Drawings or approving the Construction Drawings on or before the dates set forth above shall constitute a Tenant Delay. The Construction Drawings as approved by Tenant and Landlord in accordance with this provision shall be substituted as Schedule B to this Lease, and shall, as modified or revised pursuant to any Change Orders (as hereinafter defined), be collectively referred to herein as the “Final Construction Plans”. Notwithstanding anything to the contrary stated herein, to the extent Tenant provides comments to the draft Construction Drawings in accordance with this Paragraph 2 that deviate in any material respect from the Preliminary Plans, such comments shall be deemed “Change Orders” and any resulting increased costs associated with such Change Orders shall be at Tenant’s sole cost and expense in accordance with Paragraph 4 herein.

3. Authorized Representatives.

Tenant and Landlord shall each appoint one or more individuals in writing to whom any item requiring Tenant or Landlord’s consent under this Work Letter shall be submitted for approval (respectively, the “Tenant Authorized Individual(s)” and the “Landlord Authorized Individual(s)”). Signed authorization from any one of such Tenant Authorized Individuals shall be binding on Tenant and signed authorization from any one of such Landlord Authorized Individuals shall be binding on Landlord. The appointment of the Tenant Authorized Individual(s) and the Landlord Authorized Individual(s) shall be in writing and may from time to time be replaced and or supplemented by written notice to the other party. The Tenant Authorized Individual(s) initially appointed to provide consent on behalf of Tenant under this Work Letter shall be Thomas Cosentino, Vice President Supply Chain and Field Operations. The Landlord Authorized Individual(s) initially appointed to provide consent on behalf of Landlord under this Work Letter shall be Matt Schlindwein, Development Manager.

4. Change Orders.

If, prior to the Delivery Date, Tenant desires changes to the Final Construction Plans, Tenant shall make written request to Landlord to make such changes. Within five (5) Business Days of Landlord’s receipt of Tenant’s request for changes to the Final Construction Plans, Greek and the Landlord will review the changes requested and Landlord shall notify Tenant in writing (“Change Order”) of any increase or decrease in the cost of the Project, and any extension of the date estimated as the Delivery Date stated on the Development Schedule (the “Estimated Delivery Date”) which results from Tenant’s request for changes (Tenant acknowledges that the latter shall constitute a component of Tenant Delays). Tenant shall notify Landlord within three (3) Business Days following its receipt of the Change Order of its approval or rejection of the Change Order. If Tenant rejects the Change Order, the Change Orders shall be deemed withdrawn unless the rejection notice includes requested changes. If changes are requested the process shall continue as though it were a new request for Change Orders. Notwithstanding the foregoing, Change Orders shall not be permitted if the proposed change (i) adversely affects the structural components or systems of the Building; (ii) violates any legal requirements, zoning or restrictive covenants, or (iii) would adversely affect the value of the Building in Landlord’s reasonable determination. Any and all costs, fees and expenses incurred by Landlord to change the Final Construction Plans and to incorporate the changes to the Project contemplated under the Change Order shall be at Tenant’s sole cost and expense, except Tenant shall not be liable for any construction overruns that are not directly tied to a Tenant change request. The cost of Change Orders shall be the sum of: (x) the actual cost incurred by the Landlord for the Change Order; (y) actual increase in costs of liability insurance, builders risk insurance and bonds (if any) resulting from such Change Order, and (z) Landlord and Greek general conditions and overhead of ten percent (10%) of the total of (x) and (y). Tenant shall pay for the cumulative cost of any Change Order, which payment shall be made when work on the applicable Change Order progresses.

5. Early Access.

Subject to Paragraph 2(e) of the Lease Landlord will afford Tenant, at Tenant’s sole risk, access to the Leased Premises prior to the Delivery Date for the purpose of inspection, construction of Tenant specific tenant improvements, measuring and installing or arranging for the installation of fixtures and equipment, but only to the extent that such activity proceeds without interfering with Landlord’s agents, contractors, subcontractors, and their respective employees. By giving Tenant access to the Leased Premises prior to the Delivery Date, Landlord assumes no responsibility whatsoever for injury to persons entering the Leased Premises, or damage to property brought in, or upon, the Leased Premises, nor shall Landlord be entitled to any rent or additional rent by reason of such access. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, costs, expenses, claims and damages arising out of or in any way related to the negligence or willful misconduct of Tenant or Tenant’s employees, agents, contractors or licensees during any such early entry.

6. Warranty Obligations.

Upon the Delivery Date Landlord shall deliver the Leased Premises to Tenant clean and free of debris. Landlord hereby warrants to Tenant as follows, collectively referred to as “Landlord’s Warranty Obligations”:

a.	all material and equipment incorporated into the Improvements will be free from any and all claims, liens and security interests of any third parties other than the holder of a first mortgage lien, and the Leased Premises shall be free from Hazardous Substances;

b.	the Building and the Land will conform in all material respects to the requirements of the Final Construction Plans and final approved site plan and all applicable laws, codes, rules and regulations; and

c.	the materials used in the Building and/or incorporated therein will be new and of good quality and free from material defects (whether latent or patent) for a period of at least one (1) year from the Commencement Date.

d.	Landlord shall provide training on use and operation of all equipment on or before the Commencement Date.

e.	Landlord shall obtain a warranty from the contractor(s), if more than one, that the Improvements have been constructed in accordance with the Final Construction Plans, in a good and workmanlike manner, free of material defects for a period of one (1) year from the Delivery Date; and typical manufacturer’s warranties for the roof (15 years), HVAC (5 years) and other building systems.

f.	Subject to the conditions set forth below in this Paragraph 6, if a material non-compliance with this warranty exists as of the Commencement Date, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such material non-compliance, rectify the same at no additional cost or expense to Tenant and in such a manner and at times which do not unreasonably interfere with Tenant’s use of the Leased Premises for its intended use.

Preliminary Schedule 03/05/14

Improvements (Building Shell)

1.	Assume lease execution to be	“day one”

2.	Tenant approval of: fence details and location, gate details, generator details and pad size, flag pole and sign details, spare conduit layouts, upgraded lighting locations, drive in ramp location, bay spacing	“day one”

3.	Tenant approval of: elevations of building and building mounted signage if any	1 week after #1

4.	Tenant approval of: layout of upgraded roof loads including sizes and dimensions of roof top units, location of floor upgrade areas for vault and freezers, layout of under slab piping for tenant improvements, layout of areas to receive stonehard floors	4 weeks after #1

5.	Civil drawings for governmental site approval	10 weeks after #2

6.	Confirm actual pricing of tenant upgrades to shell specifications	8 weeks after #4

7.	Base building drawings for tenant approval (FOR INFORMATION ONLY—NOT ON CRITICAL PATH)	12 weeks after #4

8.	Government site entitlements	14 weeks after #5

9.	Site “pad ready”	12 weeks after #8

10.	Building “substantially complete”	22 weeks after #9

Office Fit Up – Tenant’s Improvement (For Reference Only)

11.	Tenant improvement concept plan and scope 100%	19 weeks after #1

12.	Tenant improvement design (80% design completed after 12 weeks)	16 weeks after #11

13.	Tenant improvement pricing & agree on cost	8 weeks after #12

14.	Tenant “fit-up (*early access to Tenant 4 weeks prior to “building substantially complete”)	18 weeks *

15.	Punchlist	4 weeks after #14

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